UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

                            FORM SB-2

     REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                  (Amendment No. _____________)

                  EMCEE Broadcast Products, Inc.
          (Name of small business issuer in its charter)


Delaware                      3344                            13-1926296
(State or jurisdiction of     (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization) Classification Code Number)  Identification
No.)


Susquehanna Street Extension, White Haven, Pennsylvania 18661-0068 - (570)- 443-9575
   (Address and telephone number of principal executive offices and principal place of business)

Robert S. Sensky, Esquire, Laputka, Bayless, Ecker & Cohn, P.C., 2 East Broad Street, 6th Floor, Hazleton, Pennsylvania 18201 - (570) 455-4731
    (Name, address and telephone number of agent for service)

Approximate date of proposed sale to the public:

From time to time by the selling security holders after the effective date of this registration statement.


If this Form is filed to register additional securities for an offering pursuant to Rule 464(b) under the Securities act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [ ]



If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [ ]


If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [ ]


If delivery of the prospectus is expected to be made pursuant to Rule 434 check the following box [ ]

                 CALCULATION OF REGISTRATION FEE


Title of       Number of    Proposed Maximum  Proposed Maximum  Amount of
Securities to  Shares to be Offering Price    Aggregate         Registration
be Registered  Registered   Per Share         Offering Price    Fee

Common Stock,
Par Value $.01-2/3   800,000       $ .75           $600,000        $177.00


     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

                            PROSPECTUS

                  EMCEE Broadcast Products, Inc.
                  800,000 shares of common stock

                            __________


     We are EMCEE Broadcast Products, Inc. This Prospectus relates to 800,000 shares of our common stock being registered for possible resale from time to time by two of our security holders. These shares were issued as restricted securities when the security holders exercised their options to purchase them under Stock Option Agreements that we entered into with the security holders.

     Our common stock is traded on the NASDAQ Small Capitalization Market under the trading symbol "ECIN".

                            __________


     AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 2.

                            __________


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            __________


     The date of this prospectus is _______________, 2001.

                        TABLE OF CONTENTS


Prospectus Summary . . . . . . . . . . . . . . . . . . . . . . .1

Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . .2

A Note About Forward-Looking Statements. . . . . . . . . . . . .5

Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . .6

Determination of Offering Price. . . . . . . . . . . . . . . . .6

Selling Security Holders . . . . . . . . . . . . . . . . . . . .6

Plan of Distribution . . . . . . . . . . . . . . . . . . . . . .7

Legal Proceedings. . . . . . . . . . . . . . . . . . . . . . . .7

Directors and Executive Officers, Promoters and Control Persons.7

Security Ownership of Certain Beneficial Owners and Management .9

Description of Securities. . . . . . . . . . . . . . . . . . . 10

Interest of Named Experts and Counsel; Legal Matters . . . . . 11

Disclosure of Commission Position of Indemnification
 for Securities Act Liabilities. . . . . . . . . . . . . . . . 11

Description of Business. . . . . . . . . . . . . . . . . . . . 13

Management's Discussion and Analysis or Plan of Operation. . . 15

Description of Property. . . . . . . . . . . . . . . . . . . . 25

Certain Relationship and Related Transactions. . . . . . . . . 25

Market for Common Equity and Related Stockholder Matters . . . 25

Executive Compensation . . . . . . . . . . . . . . . . . . . . 26

Financial Statements . . . . . . . . . . . . . . . . . . . . . 28

Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . 28

Where You Can Find More Information. . . . . . . . . . . . . . 29

                        PROSPECTUS SUMMARY

     This summary highlights important information about our business and about this offering. Because it is a summary, it does not contain all of the information you should consider before investing in our common stock. So please read the entire prospectus.

     We manufacture and sell Multichannel Multipoint Distribution Service ("MMDS"), low-power television, and medium to high-power transmitters and related equipment. We also provide design, procurement and installation services for television broadcast systems. We sell our products in both the United States and international markets.

     We have been in business since 1960. We operate on a fiscal year of April 1 to March 31.

     Until fiscal year 2001, most of our sales volume was derived from the sale of MMDS products to the wireless industry. However, in fiscal year 2001, our medium to high-power transmitter sales represented approximately 20% of our sales volume. We believe medium to high-power transmitter sales for at least the next two to three years will continue to grow and represent an even greater percentage of our total sales volume.

     Most of our domestic products must receive Federal Communications Commission ("FCC") approval prior to being marketed and sold.

     In the MMDS industry, we occupy a strong position among our competitors. In the broadcast industry, we consider ourselves to currently be a "second tier" supplier.

     We are headquartered at Susquehanna Street Extension (P.O. Box 68), White Haven, Pennsylvania 18661-0068. Our telephone number is (570)443-9575. As of August 15, 2001, we had 49 full-time employees.

     This prospectus covers 800,000 shares of our common stock. Six Hundred Thousand of these shares were purchased by CopperGlass Optical Solutions, Inc. ("CopperGlass"), and the remaining 200,000 shares were purchased by Quaker Capital Partners I, L.P. ("Quaker Capital"), an affiliated company of Quaker Capital Management Corporation ("Quaker Capital Management"). When issued to CopperGlass and Quaker Capital, the shares were considered to be restricted securities and were issued as exempt private placement transactions under
Section 4(2) of the Securities Act of 1933 (the "Securities Act"). The terms and conditions under which these securities were issued are set forth in Stock Option Agreements which we entered into with CopperGlass and Quaker Capital. The Stock Option Agreements also require us to register the securities under the Securities Act. Following the registration of these shares, CopperGlass and Quaker Capital may sell or otherwise dispose of any of them without restriction. The Stock Option Agreement with CopperGlass also expressly permits CopperGlass to transfer any of these shares to its stockholders.

     CopperGlass and Quaker purchased the shares from us on June 15, 2001 for $.75 a share. We received all of the proceeds of these sales and are using them for general working capital. We will not be entitled to any of the proceeds from CopperGlass' or Quaker Capital's sales of these shares.

                           RISK FACTORS

     Prospective purchasers of our common stock should carefully consider the specific risk factors set forth below, as well as other information contained in this prospectus, before making a decision to invest in our common stock.

     -  We have incurred significant operating losses in recent years.

     We incurred substantial losses from operations for the fiscal year ended March 31, 2001 and for the two preceding fiscal years. Operating losses were $2,919,420, $1,402,616, and $1,219,587 for the fiscal years ended March 31,
2001, 2000 and 1999, respectively. The net losses for the same fiscal years were $2,005,446, $826,873 and $582,873.

     We have neither realized a profit from operations nor net income for the last eleven quarters. The last profitable quarter was the quarter ended September 30, 1998. There can be no assurance that we will be profitable in the future. Our continued failure to operate profitably may materially and adversely affect our ability to continue as a going concern.

     The losses to date have been funded by cash, cash equivalents, U.S. Treasury Bills, loans, and the private placement sales of our common stock to CopperGlass and Quaker Capital described in this prospectus.

     - Regulatory environment can have an adverse effect on the demand for product.

     FCC regulations can have an effect on the demand for our domestic products. Currently, the FCC is considering petitions by the cellular phone industry to use MMDS frequencies for third generation cellular phone service. Although it is difficult to predict what final decision the FCC will make, we believe that the MMDS industry has made a good case for the continued use of MMDS frequencies for data and, in the future, telephony services. However, a delay in the decision or an adverse decision by the FCC may adversely impact the MMDS industry. The extent of the impact is difficult to estimate. Although we expect MMDS product sales to be slow during the next 18 to 24 months, delays in the industry beyond that or an adverse decision by the FCC could adversely impact our financial well-being.

     For the next 18 to 24 months, we anticipate relying heavily on sales of low and high power digital transmitters. These sales are expected given the FCC requirement that all commercial television broadcasters begin transmitting with a digital signal no later then May 2002. All public stations must begin transmitting a digital signal no later than May 2003. Any postponement of these deadlines could have a material adverse effect on our financial results.

     - We may not be able to compete successfully with existing or future competitors.

     We currently face competition in both the MMDS and broadcast industries. In the MMDS industry, we occupy a strong position among our competitors. However, the reduction in demand for MMDS products has created an intensely competitive market with manufacturers offering financing terms and price concessions. Our competitors may have the financial resources to continue to offer such aggressive terms and concessions. However, we are not in the financial position to offer any extended payment terms. If our competitors continue to offer financing terms and price concessions, we may not be able to remain competitive.

     In the broadcast industry we consider ourselves to be a "second tier" supplier with Harris and Thomcast currently being the market leaders in sales to this industry. In this market our competitors may have greater name recognition and have, or have access to, substantially greater financial and personnel resources than those available to us.

      -  Our current products and services may become outdated.

     The markets for our products and services are characterized by changing technology. An ongoing commitment to research and development is critical to our long term success. Accordingly, we believe that our future success depends on our ability to develop new or enhanced products and respond timely to market needs. There can be no assurance that we will be able to do so, or that we will be able to respond effectively to technological changes introduced by our competitors.

     If we delay or fail to respond to market needs, our results of operations and financial condition would be materially adversely affected. Even if we timely develop successful products and services, there can be no assurance that others will not introduce technology or services that diminish the value of ours.

      - We depend on our key management personnel for successful operation of our business.

     The operation and development of our business depend greatly on the efforts of our senior management. The loss of services of these key employees could adversely affect our operations if we were unable to attract individuals with similar skill sets. Given the three year history of significant losses and our location in a rural part of northeastern Pennsylvania, attracting the talent to replace key employees would be extremely difficult.

      -  Collection of Accounts Receivable

     Certain accounts receivable arising from sales to a single customer in Korea totaling $1,370,000 are seriously past due. We have filed a lawsuit against the Korean customer in an attempt to collect the amount due.
However, at this time, we cannot determine whether the balance of this account receivable will ever be collected. Failure to collect the amount due could have a material adverse impact on our financial position.

     - Our common stock has experienced in the past and is expected to experience in the future, significant price and volume volatility, which substantially increases the risk of loss to persons owning our common stock.

     Because of the limited trading market for our common stock and because of the possible price volatility, you may not be able to sell shares of our common stock when you desire to do so. The inability to sell shares in a rapidly declining market may substantially increase your risk of loss.

       - Issuance of additional shares of common stock could cause the market price of our common stock to decline further.

     The 800,000 shares of our common stock that have been issued under the two separate Stock Option Agreements described above represent an increase in our issued and outstanding common stock of approximately 19.95%. The market price of our common stock could drop significantly if the holders of all of our freely tradable shares sell them or are perceived by the market as intending to sell them.

     -  Notification of de-listing from the NASDAQ National Market

     We recently received notification from the NASDAQ Stock Market, Inc. that we were de-listed from the NASDAQ National Market because of our failure to maintain required market capitalization levels. Although our common stock is now traded on the NASDAQ Small Capitalization Market, the de-listing from the National Market could further diminish the trading market for our common stock and further limit a shareholder's ability to sell our common stock.

     -  Compliance with loan agreement covenants

     In June 2001, our indebtedness was refinanced with a $1,500,000 term loan and a $500,000 term loan from First Federal Bank. The loans mature in 2016 and 2006 and require monthly payments of $15,214 and $10,379, respectively. The loans are collateralized by all of our assets and contain certain financial covenants and prepayment penalties. Measurement dates of the covenants occur at various times over the course of the year. One covenant requires a debt coverage ratio of not less than 1.1 to 1.0. Debt Coverage Ratio is defined in the documents as the sum of net income, interest, taxes, depreciation and amortization divided by the sum of all principal and interest payments due and payable within one year. The first measurement date of this covenant is March 31, 2002. At current profit levels, the Company will not be in compliance with this financial covenant. Failure to comply with a financial covenant is a default under the term loans. If there is a default, the bank may then declare the loans immediately due and payable and may foreclose on our assets.

     Given our financial performance over the last three years and our continuing poor performance, our ability to obtain another lender to refinance our debt would most likely be impossible.

     -  Employee layoffs

     On August 13, 2001, we laid off approximately 15% of our workforce. Although the layoffs were necessary given current market conditions and production levels, we may not be able to replace laid off personnel who have found other jobs with individuals having similar experience and skills when market demand and production increase. If this occurs, we may not be able to meet customer demand for our products.

             A NOTE ABOUT FORWARD-LOOKING STATEMENTS

     The statements, other than statements of historical fact, included in or incorporated by reference into this prospectus may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. These statements are intended to be covered by the safe harbors created by Section 27A and Section 21E. The forward-looking statements in this prospectus are based on current expectations that involve numerous risks and uncertainties. We have also made assumptions relating to the forward-looking statements which involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions. These conditions and decisions are difficult or impossible to predict accurately, and many of them are beyond our control.

     If one or more of these risks or uncertainties materialize, or if our assumptions prove incorrect, then actual results may vary materially from those anticipated, estimated or projected. Although management believes that the expectations reflected in the forward-looking statements are reasonable, no assurance can be given that these expectations will prove to be correct. In light of the significant uncertainties inherent in the forward-looking statements in this prospectus, their inclusion in this prospectus should not be regarded as a representation by us, management or any other person that our objectives will be achieved.

     Key factors that could cause our actual results to differ materially from expectations, estimates of costs, projected results or anticipated results include, but are not limited to, the following risks:

     Changes (legislative, regulatory and otherwise) in the Multichannel Multipoint Distribution Service, low-power television or medium to high-power television industries;

     Demand for our products, both domestically and internationally;

     The development of competing products;

     Competitive pricing and other competitive terms of sale (including, but not limited to, financing terms);

     The timing of foreign shipments;

     Market acceptance of new product introductions (including, but not limited to, our digital and Internet products);

     Technological changes;

     Economic conditions (both foreign and domestic); and

     Litigation and other factors, risks and uncertainties identified in our Securities and Exchange Commission filings.

                         USE OF PROCEEDS

     We will not receive any of the proceeds from the selling security holders' sales of the shares of common stock which are the subject of this prospectus. Rather, the selling security holders will receive those proceeds directly. However, we have received the sale price from the selling security holders' purchases of these securities under the provisions of their respective Stock Option Agreements. The proceeds we have received from these purchases have been and continue to be used for general working capital purposes.

                 DETERMINATION OF OFFERING PRICE

     The price which the selling security holders paid for the shares of common stock subject of this prospectus at the time they exercised their options under their respective Stock Option Agreements was $.75 a share. The price per share represents a price which we negotiated with the selling security holders using, as a starting point, the average trading price per share of $.95 on June 13, 2001, which was the date we entered into the Stock Option Agreements with the selling security holders.

                     SELLING SECURITY HOLDERS

     The selling security holders are CopperGlass Optical Solutions, Inc. and Quaker Capital Partners I, L.P.

     Prior to the purchase of the shares of our common stock under the Stock Option Agreement, CopperGlass was not one of our shareholders. After the purchase, CopperGlass became the beneficial owner of 12.48% of our issued and outstanding common stock. Under the Stock Option Agreement, CopperGlass has the right to appoint one member to our Board of Directors for a period of two years from June 13, 2001. Randall P. Marx is the current CopperGlass appointee and was elected director by our Board of Directors on June 18, 2001.

     Quaker Capital Management, an affiliated company of Quaker Capital, has been a beneficial owner of greater than 5% of our common stock since prior to 1999. Before Quaker Capital purchased the shares of our common stock under the Stock Option Agreement, Quaker Capital Management held 9.87% of our issued and outstanding common stock. After Quaker Capital's purchase of the shares, Quaker Capital Management claimed beneficial ownership of 12.45% of our issued and outstanding common stock.

                       PLAN OF DISTRIBUTION

     The shares of common stock which have been purchased by the selling security holders may be offered and sold by means of this prospectus from time to time as market conditions permit in the NASDAQ Small Capitalization Market or otherwise, at prices and terms then prevailing or at prices related to the then current market price, or in negotiated transactions. In addition, any shares of our common stock covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

     We have agreed to pay the cost of registering the shares under this prospectus, including reasonable printing expenses and the fees and disbursements of our legal counsel.

                        LEGAL PROCEEDINGS

     We filed a collection lawsuit in the Court of Common Pleas of Luzerne County, Pennsylvania, on April 3, 2001, against Korea Multinet, Inc. and John and Jungon Jung (No. 2233-C of 2001). The suit relates primarily to outstanding indebtedness which Korea Multinet, Inc. owes us for the purchase of our MMDS products. The Jungs are parties to the suit because they are sureties (guarantors) of this indebtedness. We are seeking damages in the amount of $1,440,758.03 plus interest and costs of suit. As of the date of this prospectus, the lawsuit is in the discovery stage.

                DIRECTORS, EXECUTIVE OFFICERS,
                 PROMOTERS AND CONTROL PERSONS

                                   POSITIONS/OFFICES WITH COMPANY;
                       DIRECTOR     BUSINESS EXPERIENCE; OTHER
NOMINEE                  SINCE          DIRECTORSHIPS; AND AGE

James L. DeStefano      1992       President/CEO of the Company since prior to
                                   1996; Age 56.

Robert D. Hostetler     2000       Vice-President of Mergers and Acquisitions
                                   for American Telelecasting, Inc. from 1993
                                   to 1996; Director of American Telecasting,
                                   Inc. from 1994 to 1999;  and President/CEO
                                   of American Telecasting, Inc. from 1996 to
                                   1999; Age 59.
Timothy P. Hulick,
    Ph.D.               2001       Vice-President of Acrodyne Industries,
                                   Inc. from 1985 to 1999; Electronics design consultant since 1999; Age, 59

Randall P. Marx         2001       Chairman and Chief Executive Officer of
                                   ARC Wireless Solutions, Inc. (formerly
                                   Antennas America, Inc.)since prior to
                                   1996; Director of CopperGlass Optical
                                   Solutions, Inc.; Age 49.

Michael J. Leib         1995       Chief Executive Officer of Weatherly
                                   Casting and Machine Company (foundry and
                                   manufacturer of products to the power
                                   generation, material handling and
                                   industrial pump industries)since prior to
                                   1996; Director of Northeast Pennsylvania
                                   Financial Corporation and First Federal
                                   Bank;  Age 52.

Richard J. Nardone      1995       President of Nardone Consulting
                                   (strategic planning, organizational and
                                   human resources consulting firm)since
                                   prior to 1996; Director of Plastic
                                   Companies Enterprises and Systems
                                   Solutions, Inc.; Age 49.

Evagelia R. Rogiokos     1992      Private investor since prior to 1996.  Age
                                   60.

     Directors, subject to our bylaws, serve 1-year terms of office.

Executive Officers

     As of August 15, 2001, the following individuals served as our executive officers:


                              POSITIONS/OFFICES WITH
EXECUTIVE OFFICE              COMPANY; BUSINESS EXPERIENCE; AND AGE

Martin D. Cohn                Secretary of the Company and attorney at law
                              since prior to 1996; Director and Secretary of Vibra-Tech Engineers, Inc.; Age 75.

James L. DeStefano            See director table above.

Robert G. Nash                Vice President/Director of Engineering of the
                              Company since prior to 1996; Age 54.

John Saul                     Vice President/Director of Systems Engineering
                              of the Company since prior to 1996; Age 59.

Kerry Turner, CPA             Controller of the Company since November, 2000;
                              Controller/CFO of the Company since June, 2001;
                              Chief Compliance Officer of Wyoming Valley
                              Health Care System, Inc. from 1994 to 2000; Age
                              39.

     Executive officers, subject to the Company's bylaws, serve 1-year terms of office.


                 SECURITY OWNERSHIP OF CERTAIN
                BENEFICIAL OWNERS AND MANAGEMENT

Management

     The following table provides information, as of August 15, 2001, on the beneficial ownership of Company Stock held by all directors and the President/CEO (by naming them), and by all directors and executive officers as a group (without naming them), as reported by each such person.

                              AMOUNT AND NATURE
NAME OF                       OF BENEFICIAL                 PERCENTAGE
BENEFICIAL OWNER              OWNERSHIP                     OF CLASS

 James L. DeStefano              48,976(1)(2)               1.02%

 Robert D. Hostetler              4,349                     less than 1%

 Timothy P. Hulick, Ph.D          2,000                     less than 1%

 Michael J. Leib                 19,601(3)                  less than 1%

 Randall P. Marx                   -0-                         -0-

 Richard J. Nardone              11,800                     less than 1%

 Evagelia R. Rogiokos           132,535(4)                    2.75%

 All directors and executive
 officers as a group            257,132(1)                    5.35%

 (1) Includes shares which may be acquired within 60 days upon the exercise of outstanding stock options granted under the Company's 1996 Stock Option
 Plan: Mr. DeStefano, 20,000 shares; Mr. Leib, 9,800 shares; Mr. Nardone, 9,800 shares; Mrs. Rogiokos, 9,800 shares; and all directors and executive officers as a group, 69,400 shares.

 (2) Includes shares registered jointly with spouse.

 (3) Includes 6,349 shares registered in spouse's name.

 (4) Includes 510 shares held in 6 custodial accounts, although Mrs. Rogiokos disclaims beneficial ownership of these shares, and 39,715 shares held in the name of the Estate of Mrs. Rogiokos' late husband, Rigas Rogiokos, over which she has voting and investment power.

Other Beneficial Owners

      The following table provides information, as of August 15,2001, on beneficial ownership of more than five percent of Company Stock held by persons who are not directors or executive officers:

                                        AMOUNT AND NATURE
NAME AND ADDRESS OF                     OF BENEFICIAL           PERCENTAGE
BENEFICIAL OWNER                        OWNERSHIP               OF CLASS

 Quaker Capital Management Corporation   598,700                 12.45%
 The Arrott Building
 401 Wood Street, Suite 1300
 Pittsburgh, PA 15222-1824 (1)

 CopperGlass Optical Solutions, Inc.     600,000                 12.48%
 1400 Winsted Drive
 Fallston, MD 21047 (3)

      (1) Information obtained from a Schedule 13G filed with the Securities and Exchange Commission ("SEC") on July 10, 2001. According to the Schedule 13G,Quaker Capital Management Corporation has sole voting and dispositive power over these shares. Two hundred thousand of these shares were acquired from us under the Quaker Capital Stock Option Agreement described above.

      (2) Shares acquired from us under the CopperGlass Stock Option Agreement described above.


                    DESCRIPTION OF SECURITIES
     Holders of our common stock are entitled to one vote for each share of common stock they hold on all matters to be voted on at any annual or special meeting of stockholders, provided that they are stockholders as of the record date of the meeting.

     Stockholders do not have cumulative voting or preemption rights.

     We do not have a dividend policy. We have not declared or paid any cash dividends or distributions on our common stock since June, 1990. For the foreseeable future, we expect to retain all earnings to finance the operation of our business. The declaration and payment of dividends in the future will be determined by our Board of Directors based upon earnings, financial condition, capital requirements and other relevant factors. The loan documents we have signed with our primary lending institution, First Federal Bank, limit and restrict our ability to pay dividends on our common stock.


       INTEREST OF NAMED EXPERTS AND COUNSEL; LEGAL MATTERS

     Martin D. Cohn, our company Secretary, is a Vice President and stockholder of the law firm of Laputka, Bayless, Ecker & Cohn, P.C., Hazleton, Pennsylvania. We have retained Laputka, Bayless, Ecker & Cohn, P.C. to provide us with advice on legal matters concerning the registration and offering of the securities described in this prospectus. The validity of the issuance of the securities offered in this prospectus will be passed upon for us by Laputka, Bayless, Ecker & Cohn, P.C.


              DISCLOSURE OF COMMISSION POSITION OF
          INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Section 145 of the Delaware General Corporation Law

     Section 145(a) of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorney's fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Section 145(b) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudicated to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 145(c) provides that to the extent that a present or former director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses, including attorney's fees, actually and reasonably incurred by such person in connection with such defense.

     Section 145(d) provides that any indemnification under subsection (a) and (b) of Section 145, unless ordered by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employer or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made, with respect to a person who is a director or officer at the time of such indemnification:

       by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or by the stockholders.

     Section 145 (e) provides that expenses, including attorney's fees, incurred by an officer or director in defense of any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or for such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section
145. Such expenses, including attorney's fees, incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

Certificate of Incorporation

     Our Certificate of Incorporation provides that the personal liability of our directors for monetary damages for breach of fiduciary duty as a director is eliminated. However, this does not eliminate or limit the liability of our directors (i) for any breach of the director's duty or loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under the provisions of Section 174 of the Delaware Corporation Law, or (iv) for any transaction which the director derived an improper personal benefit.

Bylaws

     Our bylaws generally follow the provisions of Section 145 of the Delaware Corporation Law discussed above, including the advancement of expenses actually and reasonably incurred, and provide that our directors and officers will be indemnified to the fullest extent permitted by law.


D&O Insurance

     We have a directors and officers liability insurance policy to insure our directors and officers against losses resulting from wrongful acts committed by them in their capacities as our directors and officers, including liabilities arising under the Securities Act.


SEC Policy on Indemnification

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                     DESCRIPTION OF BUSINESS

     We were incorporated under the laws of the State of Delaware in 1960.

     We manufacture and sell Multichannel Multipoint Distribution Service ("MMDS"), low power television ("LPTV"), and medium to high power ("Broadcast") transmitters and related equipment. Our MMDS products are sold to the wireless cable industry, and the LPTV and Broadcast products are sold to the television broadcast industry. We sell our Broadcast products, but they are principally manufactured by our Kentucky based subsidiary, Advanced Broadcast Systems, Inc.("ABS"), which we acquired in April, 2000.

     We also provide all services related to the design, procurement, and installation of television broadcast systems, with the exception of licensing submissions.

     We sell our products in both domestic and international markets. Sales in the United States occur most frequently through our employed sales staff, while independent sales representatives, agents and distributors are primarily utilized in foreign countries. Most of our sales occur in the commercial, educational, private television system, and data (Internet) systems markets.

     Until fiscal year 2001, most of our sales volume was derived from the sale of MMDS products to the wireless industry. However, in fiscal year 2001,

MMDS sales continued to slow, and sales of Broadcast equipment increased, causing Broadcast equipment sales to represent approximately 20% of our sales volume in fiscal year 2001. We believe that for at least the next two to three years Broadcast product sales will continue to grow and represent an even greater percentage of total sales volume. This is due, in part, to the broadcast industry's move to digital or high definition television ("HDTV") products, which utilize medium to high power transmitters, and the continuing lag in development and growth in the MMDS industry. ABS has and will continue to play an important role for us in providing the broadcast industry with digital equipment.

     Through our subsidiary, R.F. Internet Systems, Inc., we are also involved in two joint ventures formed to sell high speed wireless Internet access in the Northwestern United States. Presently, however, growth in this industry is slow due primarily to the high cost of subscriber equipment and installation. Although we will continue to manufacture and sell transmitters and related equipment to this industry, we have no plans to participate as an operator beyond the two joint ventures in which we are currently involved.

     As of August 15, 2001, we employed 49 people on a full-time basis.

     There are a number of vendors from which we may purchase materials used to manufacture our products. However, substantial periods of lead time for delivery are sometimes experienced, making it necessary to inventory varied quantities of materials. Our principal vendors, including ABS's principal vendors, are Andrew Corporation, Fujitsu Corporation, Microwave Filter Company, Inc., NWC Transformers, Marconi, Dielectronic Sciences, Litton Electronic Devices, and MCI Communications, Inc.

     Significant portions of our revenues come from contracts with customers who generally do not place orders on a regular basis. In addition, the timing of these contracts relate to economic and regulatory developments over which we have little or no control.

     In fiscal year 2001, purchases by one overseas customer constituted $1.2 million or 20% of the our net sales. Although these purchases were significant in both amount and as a percentage of sales, we are not dependent on this company for future sales.

     Most of our domestic products must receive FCC approval prior to being marketed and sold. As of the date of this prospectus, all of our products requiring FCC approval have received it.

     FCC regulations can have an effect on the demand for our domestic products. Currently, the FCC is considering petitions by the cellular phone industry to use MMDS frequencies for third generation cellular phone service. Although it is difficult to predict what final decision the FCC will make, we believe that the MMDS industry has made a good case for the continued use of MMDS frequencies for data and, in the future, telephony services. Additionally, the FCC has mandated that all commercial television broadcasters begin transmitting with a digital signal no later than May, 2002. Public broadcasters must begin transmitting with a digital signal no later than May, 2003. We anticipate that this FCC regulation will increase the demand for Broadcast equipment over the next several years.

     The amount of money we spent on research and development activities in fiscal years 2000 and 2001 was, respectively,$430,678 and $454,592. The 2001 R&D expenditures are net of approximately $4,500, which was received from one customer for specific research and development projects.

     In the MMDS industry, we occupy a strong position among our competitors. However, we continue to experience significant pricing pressures in the MMDS industry, primarily as a result of a reduction in demand for MMDS products, both domestically and internationally. In the broadcast industry, we consider ourself to currently be a "second tier" supplier, with Harris and Thomcast being the market leaders in sales to this industry.

     The primary methods of competition in our industry are product pricing, the ready availability of quality products to accommodate demand, offering quality service of products after sale, and maintaining a reputation for having a high degree of technical knowledge.

     There has been no material effect on us as a result of compliance with federal, state or local environmental laws.

     Our principal corporate logos, "EMCEE" and "EMCEE Broadcast Products", are registered in the United States Patent and Trademark Office and are used by us pursuant to a license with our wholly owned subsidiary corporation, EMCEE Cellular Inc., which owns the marks. In the same manner, we also use the trademark, "Site Lock", which is a mark associated with a product we sell that enhances analog picture quality for MMDS systems in close proximity to systems operating on the same frequency, and utilize a patent for a solid state S-band transmitter.



    MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

                    Fiscal Years 2000 and 2001

Results of Operation

     Net sales for fiscal year ended March 31, 2001 totaled $6,109,000 compared to $4,738,000 for fiscal 2000. Advanced Broadcast Systems, Inc.(ABS), which manufactures high power television transmitters and whose assets were purchased by the registrant in April 2000, contributed net sales of $1,189,000 for the fiscal year. Excluding ABS sales, there were no significant changes in volume from 2000 to 2001. The market demand for MMDS and LPTV products remains constant.

     Foreign shipments for fiscal year 2001 totaled $3,513,000 compared to $2,962,000 in fiscal 2000. One single customer in Korea accounted for $1,221,000 (20%) and $1,122,000 (24%) of sales for the fiscal years ended 2001
and 2000, respectively.   Certain accounts receivable arising from sales to
this customer, totaling approximately $1,370,000 are past due at March 31, 2001. The Registrant is actively pursuing collection of these amounts. Given the current financial difficulties of this customer, it is unlikely that future sales to this customer will approach volumes of the prior two years. The remaining increase in foreign sales can be attributed to a slight
improvement in foreign markets.   This increase was partially offset by a
similar decrease in domestic sales, exclusive of high power transmitters.

     For the last several years, foreign sales have been more than half of total sales for the Company and comprised 58%, 63% and 51% for the fiscal years 2001, 2000 and 1999. The composition of these shipments to the following geographic areas is as follows:

                             2001           2000           1999

Asia/Pacific Rim            $1,705,000    $1,516,000   $1,015,000
South America                  614,000       698,000      140,000
Caribbean                      167,000       104,000      423,000
Middle East                      8,000        93,000      372,000
North America                  130,000        47,000      368,000
Europe                         495,000        83,000      365,000
Central America                309,000        26,000      102,000
Africa                          20,000                     52,000
Other                           65,000        95,000      155,000
                             ---------     ---------    ---------
                            $3,513,000    $2,962,000   $2,992,000
                             =========     =========    =========

     Although export shipments have been a major aspect of the Company's business, management anticipates that domestic demand, especially for high power products, will be the significant component of sales for the next twelve to twenty-four months.

     Gross profit equaled $401,000 or 6.6% of sales for fiscal 2001 compared
to $1,000,000 or 21.1% of sales for fiscal 2000.   The decline in the profit
margin is partly due to the lower than expected margin realized on the sales of high powered transmitters. The lower margin (7.8%) on ABS sales was, in large part, due to the additional time and effort expended in implementing new products and due to the Company aggressively pursuing sales to obtain a presence in the medium to high power market. The Company's traditional product lines, low power and MMDS, also experienced a decline in margin as competition in both the domestic and foreign markets forced lower margins in order to maintain sales volume. Additionally, the reserve for obsolete inventory increased by approximately $235,000 during the fiscal year ended March 31, 2001, also contributing to the decline in profit margin.

     Total operating expenses of $3,321,000 increased $918,000 over last fiscal year. ABS contributed $250,0000 to the increase.

     General and Administrative expense totaled $1,736,000 compared to $1,072,000 in fiscal 2000 for a 61.9% increase. ABS expenses of $224,000
contributed to this $664,000 increase.   The majority of the remaining
increase is due to an increase in the reserve for doubtful accounts in the
amount of $318,000.   The reserve was increased due to management's concern
over the collection of the receivable balance from the Korean customer previously discussed.

     Selling expenses increased 25% or $230,000 over fiscal 2000. ABS contributed $23,000 to this increase. Of the increase, $126,000 is due to an increase in sales personnel and additional commission expense resulting from an increase in sales volume. Approximately $50,000 related to additional selling expenses associated with the Korea order. Expenses related to participation in shows and conventions increased $12,000 over the prior year, which also contributed to the increase.

     Research and Development was $455,000 for the year ended March 31, 2001, or approximately $25,000 more than the prior year, as the Company continues efforts to develop and improve products for high definition television (HDTV) and high speed Internet products. Additionally, current year expenditures included development efforts on a new product to transition commercial and public television broadcasters from analog to digital transmission in phases. Current year expenditures are net of approximately $4,500 received from one customer for specific product development.

     The increase in operating expenses coupled with the deterioration in the profit margin produced a loss from operations of $2,919,000, which is an increase of $1,517,000 over the prior year.

     Interest expense increased from $58,000 in fiscal 2000 to $126,000 in fiscal 2001, as net borrowing under the line of credit agreement was $525,000 with an average amount outstanding of $825,000. Comparatively, the line of credit was not used in fiscal 2000. Interest income decreased from $169,000 to $111,000 in fiscal 2000 and 2001, respectively, as the reduction of cash and cash equivalents decreased the amount available for investment. Other
expenses increased approximately $161,000.   Included in this increase is a
loss of approximately $170,000 from equity investments in joint ventures formed to sell high speed wireless Internet access in the Northwestern United States. The overall decrease in other income was approximately $287,000 as a result of the foregoing.

     Net loss before income tax benefits totaled $3,104,000 and $1,301,000 for the fiscal years 2001 and 2000, respectively. Income tax benefits reduced the net loss to $2,005,000, or $ (.50) per common share outstanding for fiscal 2001, compared to a net loss of $827,000, or $ (.21) per common share outstanding for fiscal 2000.

     Selected financial data by quarter for the years ended March 31, 2001 and March 31, 2000 is as follows:

                1st Quarter    2nd Quarter    3rd Quarter     4th Quarter
               2001   2000    2001    2000    2001   2000      2001   2000
                       (Thousands of Dollars, except per share amounts)
            ----------------------------------------------------------------
Net Sales   $1,680  $  812   $ 1,771  $ 975  $1,780  $1,147  $   878  $1,804
Gross profit
 (loss)     $  340  $  107   $   401  $ 182  $  265  $  213  $ ( 605) $  498

Net loss    $(274)  $(300)   $  (276) $(288) $ (303) $ (211) $(1,152) $  (28)
Per Share:
Basic       $(.07)  $(.08)   $ (.07)  $(.07) $(.07)  $(.05)  $ (.29)  $ (.01)
Diluted     $(.07)  $(.08)   $ (.07)  $(.07) $(.07)  $(.05)  $ (.29)  $ (.01)


Liquidity and Capital Resources

     On April 17, 2000 the Company acquired the assets of Advanced Broadcast Systems, Inc. for approximately $400,000 in cash, 37,112 shares of the Company's common stock valued at the acquisition date at $2.78 per share and the assumption of liabilities aggregating approximately $200,000 and other consideration. Under the Asset Purchase Agreement, the former principals had the option at April 1, 2001 of electing to take the common stock held in escrow or $100,000. The former principals elected to take the cash and returned to the Company the shares held in escrow. The outstanding shares of stock and goodwill balances were adjusted accordingly.

     The acquired company manufactures commercial high and medium power analog and digital television transmitters for UHF broadcast markets. Management believes that the acquisition has enhanced the Company's present product line of low power broadcast products and will enable the Company to expand into the market for digital HDTV service. The Federal Communications Commission has mandated that all television stations are required to provide digital HDTV transmission by May 2003. The combination of the low-power product line and the high-power products has enabled the Company to develop a transition strategy to take broadcasters from high-power analog signal transmission to high-power digital transmission in phases.

     The Company's cash requirements were satisfied in fiscal 2001 from line of credit borrowings, cash on-hand, customer deposits and the sale of a certain long term asset. Cash and cash equivalents decreased from $2,035,000 as of March 31, 2000 to $69,000 as of March 31, 2001 as short-term investments were liquidated to fund the purchase of ABS to meet working capital requirements and to make debt payments.

     Current accounts receivable increased from $1,452,000 to $1,628,000 at March 31, 2000 and 2001, respectively. The increase is largely due to the Korean customer who has delayed payment of its account. As mentioned above, the Company is aggressively pursuing collection of this account but has increased the allowance for doubtful accounts from $70,000 in fiscal year 2000 to $388,000 in fiscal 2001.

     Inventories increased from $3,080,000 to $4,100,000 at March 31, 2000 and 2001, respectively. The Company purchased additional inventory due to expected shortages of critical parts and expected increase in Multichannel Multipoint Distribution Service (MMDS) sales. The MMDS sales did not materialize as expected. The Registrant believes that increase inventory levels will remain until the MMDS market improves. The domestic MMDS market is waiting for the direction that will be taken by large companies such as Sprint and WorldCom for communication equipment utilizing the MMDS spectrum. The Registrant has developed equipment that it believes will be an integral component of the developing systems for television, telephone, and Internet service.

     Prepaid expenses increased from $80,000 to $160,000 at March 31, 2000 and 2001, respectively. The increase is due to outlays for shows and conventions scheduled for the spring and summer of 2001 and execution of a software maintenance agreement.

     Income taxes refundable decreased from $373,000 to $0 at March 31, 2000 and 2001, respectively. An income tax refund approximating $373,000 was received during fiscal 2001. The Registrant has no remaining tax carrybacks available, accordingly no income taxes refundable have been recorded in the current year.

     Property, plant and equipment increased $278,000 from $2,789,000 at March 31, 2000 to $3,067,000 at March 31, 2001. Of the total increase $245,000 was equipment purchased in the acquisition of ABS. Depreciation expense was $204,000 for the twelve months ended March 31, 2001.

     Other assets increased from $1,292,000 at March 31, 2000 to $2,398,000
at March 31, 2001.   The increase is largely due to the recording of a non-
current deferred tax asset in the amount of $1,347,000. Additionally, an increase of goodwill of approximately $251,000 was recorded in connection with the acquisition of ABS. This increase was partially offset by the sale of an investment in a venture capital company. The investment was sold at cost to provide cash to meet working capital and debt repayment demands.

     Deferred income taxes totaled $1,347,000 as of March 31, 2001 versus $249,000 as of March 31, 2000. The difference is due to temporary timing differences.

     The tax effects of net operating loss carry forwards and temporary timing differences that give rise to deferred income taxes at March 31, 2001 and 2000 are presented in the table below:

                                                  2001            2000
                                                 -------------------------
Deferred tax assets:
     Net operating loss carry forwards          $879,000         $ 29,000
     Inventory                                   212,000          121,000
     Accounts receivable                         131,000           24,000
     Employee benefits                            59,000           47,000
     Property and equipment                       28,000           26,000
     Investments                                  34,000                0
     Other differences                             4,000            2,000
                                               ---------         --------
     Total deferred tax assets                $1,347,000         $249,000
                                               =========          =======

     The net operating loss carry forwards reflect the federal income tax benefit of $2,585,000 in loss carry forwards, which expire in varying amounts between 2020 and 2021.

     The Company has considered the current market environment, new exposure with the acquisition of ABS to the medium and high power markets and the impending FCC regulations requiring television broadcasters to be transmitting with a digital signal no later than May 2003 in determining the likely realization of the future tax benefits.

     Additionally, given the cyclical nature of the Registrant's business and the extended expiration dates, it is more than likely that the net operating loss carry forwards will be utilized prior to expiration.

     The backlog of unsold orders equaled $2,047,000 as of March 31, 2001, compared to $1,367,000 at March 31, 2000. Unsold ABS products represented $1,516,000 of this total for fiscal 2001.

     The Company has 61 full and part time employees at its facilities in Pennsylvania and Kentucky, as of June 29, 2001.

     Treasury stock decreased by 4,884 shares and a value of $22,643 at March 31, 2001. These unregistered shares were issued to Directors in lieu of cash for payment of director's fees. As of December 31, 2000, shares totaling 37,112 with a value of $172,000 were used as partial payment for the acquisition of ABS and were held in an escrow account for the benefit of the former principals. The former principals had the option at April 1, 2001 of electing to take the common stock held in escrow or $100,000. As previously discussed, the former principals elected to take the cash and returned to the
Company the shares held in escrow.   The outstanding shares of stock and
goodwill balances were adjusted accordingly at March 31, 2001 to reflect the decrease in purchase price due to the deterioration in the market value of the common stock.

     On October 30, 2000, the Company received written notice from its primary lending institution, First Union National Bank, that its working capital line of credit would not be renewed. As a result, the bank made a demand for the entire outstanding principal balance of the line together with all accrued and unpaid interest and all reimbursable fees and expenses of the bank. Under the provisions of the bank's notice, these sums had to be paid on or before November 10, 2000. Because the line was cross defaulted under the bank's loan documents with all other indebtedness of the Company to the bank, the bank would have had the right to accelerate the maturity of such other indebtedness and hold the Company in default thereof as well.

     However, the bank notified the Company that it was not taking any legal action against the Company. Instead, the Company and the bank negotiated a forbearance agreement which, among other things, the bank agreed to forbear from exercising its rights and remedies under the loan documents and permitted the company to repay the line during a specific period of time and maintain scheduled payments on the other bank debt during that time. The forbearance agreement as twice extended required all principal and interest to be paid no later than June 8, 2001.

     On June 7, 2001 the Company entered into a guaranteed loan agreement with First Federal Bank of Hazleton and the United States Department of Agriculture Rural Development Division. The Company secured a $500,000 term loan and a $1,500,000 mortgage loan. Of the aggregate $2,000,000, approximately $1,035,000 was used to satisfy outstanding debt including approximately $25,000 in legal fees to First Union. One hundred thousand dollars ($100,000) is being held by First Federal in a debt reserve fund as cash collateral. Origination costs totaling $52,000 were paid to First Federal Bank and Rural Development. Approximately $9,000 was used to cover miscellaneous closing costs. The remaining balance of $804,000 provided an infusion of cash to meet working capital demands.

     Accounts payable increased $387,000 from $369,000 to $756,000 as of March 31, 2000 and 2001, respectively. The increase is in part due to ABS vendor obligations of $70,000. The majority of the increase is due to delays in payments to vendors because of limited liquidity. The build-up in inventory and delinquent payments on the Korean receivable adversely affected the Company's cash flow and liquidity.

     Other accrued expenses increase from $437,000 as of March 31, 2000 to $608,000 at March 31, 2001. Of the increase, $30,000 is due to ABS. The majority of this increase is due to commissions to outside interests accrued, but not paid, as of March 31, 2001.

     Deposits from customers increased from $64,000 in fiscal 2000 to $915,000 as of March 31, 2001. Of this increase, $610,000 relates to deposits on ABS orders. Payment terms for high power transmitters differ from the Company's traditional product lines. Typically 90% of the sales price is paid in advance of shipment of product. Another $200,000 of the increase relates to deposits from customers retained on orders which were shipped and returned or cancelled. This amount will remain as a liability on the books until settlement with customers is reached.

     On June 13, 2001, the Company, in two separate transactions, entered into stock option agreements which provide, in the aggregate, for the issuance of 800,000 shares of common stock at $0.75 per share. The $600,000 of proceeds from these equity transactions will, in conjunction with the refinancing, help strengthen the Company's position in the growing marketplace for UHF, VHF and digital transmitters as well as bi-directional services for the wireless industry.

               April 1, 2001 through June 30, 2001

     Net sales for the first quarter of fiscal 2002 which ended June 30, 2001totaled $1,835,000 for an increase of 9.2% over the first quarter of fiscal year 2001. Sales attributable to the subsidiary, Advanced Broadcast Systems, Inc. (ABS), which was acquired in April 2000, were $149,000 and $962,000 for the quarter ended June 30, 2000 and 2001, respectively. The improvement in ABS sales was partially offset by the decline in foreign sales. Foreign sales were $1,159,000 for the quarter ended June 30, 2000 compared with $318,000 for the quarter ended June 30, 2001. Sales to one Korean customer accounted for approximately 65% of foreign sales for the three months ended June 30, 2000. Certain accounts receivable arising from sales to this customer during fiscal 2000 and 2001, totaling approximately $1,370,000, are seriously past due. The Registrant is actively pursuing collection of these amounts. However, given the current financial difficulties of this customer, it is unlikely that future sales will approach volumes of the prior two years.

     For the last several years, foreign sales have been more than half of total sales for the Company. However, foreign sales have declined due primarily to the lack of continued business with the Korean customer and in part to international economic conditions and the strength of the U.S. dollar. Foreign sales for the first quarter of fiscal 2002, 2001 and 2000 comprised 17%, 69% and 56% of total sales, respectively. The following table illustrates foreign shipments by geographic area:


                                         QUARTER ENDING JUNE 30
REGION                                  2001      2000      1999
                                               (000's omitted)

Asia/Pacific Rim                     $  5     $  819      $ 141
Middle East                             -          8        157
South America                         148         20         35
North America                           -        215          -
Central America                        12         10         16
Caribbean                              96          4         72
Europe                                 51         43         23
Africa                                  -         23          -
Other                                   6         17          8
                                      ---       ----         ---
                                    $ 318     $1,159       $ 452
                                      ==========================
*Based on customers with $2,500 or more of sales

     Management anticipates that domestic demand, especially for high power products, will be the significant component of sales for the next year or two years.

     Although first quarter of fiscal year 2002 showed an improvement in total sales, gross margin on sales remained constant at approximately 20% of sales. Margin on sales remains tight due to the market conditions for both our MMDS and Broadcast products. An industry wide slow down in both building and replacing systems has created a fiercely competitive market. Manufacturers and distributors continue to compromise profit to retain market share.

     Selling expenses for the quarters ended June 30, 2001 and 2000 were
$232,000 and $254,000, respectively.   The majority of this decline is due to
the decrease in travel expenditures. During the first quarter of fiscal year 2001, approximately $30,000 was incurred for travel expenses in connection with the sale to the Korean customer.

     General and administrative expenses increased approximately 6.5% from $368,000 for the three months ended June 30, 2000 to $392,000 for the three months ended June 30, 2001. The significant portion of this increase is due to the additional legal fees incurred in connection with negotiations with the Company's former lender and legal fees in connection with the collection of the Korea receivable. Fees to board members also increased due to special meetings held during the quarter related to the new bank debt and stock option agreements.

     Research and development costs declined from $118,000 to $88,000 for the three months ended June 30, 2000 and 2001, respectively. The decline is due to the engineering department dedicating more hours to direct labor for routine product testing during the first quarter of this fiscal year.

     Overall, operating expenses declined from $740,000 to $711,000 for the quarters ended June 20, 2000 and 2001 respectively.

     Interest expense for the three months ended June 30, 2001 and June 30, 2000 was $28,000 and $30,000, respectively. Interest income declined significantly from $36,000 for the three months ended June 30, 2000 to $1,000 for the three months ended June 30, 2001. The reason for the decline is that investments in U.S. Treasury Bills and cash and cash equivalent balances were depleted during fiscal 2001 to meet operating needs.

     The increase in other income (expense)from $(3,000) for the three months ended June 30, 2000 to $91,000 is due to the sale of a non-operating asset for a net profit of approximately $88,000.

     Net loss before income tax benefits for the quarter ended June 30, 2001totaled $283,000, which was reduced by a tax benefit of $95,000, thereby reducing the net loss to $188,000 or loss per common share outstanding of five cents. Net loss before income tax benefit for the first quarter ended June 30, 2000 was $397,000 which was reduced by a tax benefit of $123,000, thereby reducing the net loss to $274,000 or seven cents per common share outstanding.

Financial Condition:

     Cash and cash equivalents increased from $69,000 as of March 31, 2001 to $689,833 as of June 30, 2001. In June 2001, the Company's indebtedness was refinanced. The refinancing net of fees, loan closing costs and debt reserve fund requirement of $100,000 provided a cash infusion of approximately $804,000. Additionally, in June the Company entered into two stock option agreements which were exercised and provided for the issuance of 800,000 shares of common stock at $.75 per share. A portion of the loan proceeds and proceeds from stock issuance were used to pay trade vendors. Net increase in cash and cash equivalents excluding the restricted balance is $620,000.

     Accounts receivable net of reserve for doubtful accounts increased from $1,628,000 at March 31, 2001 to $1,731,000 at June 30, 2001. As previously discussed, the Registrant continues to aggressively pursue collection of the balances due from the Korean customer. However, until such time as amounts are collected, receivable balances shall remain at higher levels.

     Prepaid expenses totaled $291,000 as of June 30, 2001, an increase of $130,000 over the balance as of March 31, 2001. The increase is due to advance payments made to trade vendors for inventory ordered for specific customer purchases.

     Land and land improvements decreased by $11,000 as approximately 6 acres of land was sold for $100,000 to provide cash to meet debt service obligations and operating needs.

     Other assets increased from $2,398,000 at March 31, 2001 to $2,631,000 at June 30, 2001. The increase is due to additional deferred tax asset of $95,000 recorded during the first quarter of fiscal year 2002. Also contributing to the increase is approximately $86,000 in unamortized fees and costs associated with the refinancing of the Company's long-term debt.

     Accounts payable decreased approximately $114,000 from $756,000 at March 31, 2001 to $642,000 at June 30, 2001. Cash infusion from refinancing and proceeds from stock options provided the working capital to bring payments to vendors current.

     Payroll and related expenses increased approximately $122,000 from March 31, 2001 to June 30, 2001. Substantially all of this increase is due to the deferred compensation plan. In an effort to preserve cash, the Company initiated a deferred compensation plan whereby employees and directors were permitted to defer the payment of wages and fees in exchange for a premium interest paid on the amount deferred. At June 30, 2001, the wages and fees deferred including accrued interest were approximately $100,000.

     Customer deposits decreased from $915,000 at March 31, 2001 to $694,000 as of June 30, 2001. The decrease is largely due to the stage of contracts at month end and the extent of progress billing on long-term contracts.

     Long term debt increased approximately $900,000 as the Company refinanced its debt. On June 7, 2001, the Registrant entered into a guaranteed loan agreement with First Federal Bank of Hazleton and the United States Department of Agriculture Rural Development Division. The Registrant secured a $500,000 term loan and a $1,500,000 mortgage loan. Of the aggregate $2,000,000, approximately $1,035,000 was used to satisfy outstanding debt including approximately $25,000 in legal fees to First Union. One hundred thousand dollars ($100,000) is being held by First Federal in a debt reserve fund as cash collateral. Origination costs totaling $52,000 were paid to First Federal Bank and Rural Development. Approximately $9,000 was used to cover miscellaneous closing costs. The remaining balance of $804,000 provided an infusion of cash to meet working capital demand.

     Shares of treasury stock decreased during the first quarter of fiscal 2002 by 4900 and a value of $22,716. These unregistered shares were issued to directors in lieu of cash for payment of directors fees.

     As previously discussed, during the first quarter 2002, the Company entered into two stock option agreements which were exercised and provided $600,000 in equity in exchange for 800,000 shares of common stock with a par value of $13,333.

     The back log of unsold orders for the Company totaled $1,552,000 as of June 30, 2001 compared to $2,047,000 as of March 31, 2001.

     As of June 30, 2001, employment for the Company totaled 58 full-time employees and 2 part-time employees.

                     DESCRIPTION OF PROPERTY

     We conduct operations at our facility located on approximately 19 acres, which we own, in White Haven, Pennsylvania.

     The building was constructed specifically for us in 1968 and consists of approximately 27,000 square feet, with the majority of the area devoted to manufacturing. The front portion of the building, consisting of two floors, houses administrative, engineering and sales offices. The land, building and improvements are well maintained and in good condition.

     Our land, building and improvements are subject to encumbrances held by the our primary lending institution, First Federal Bank. These encumbrances secure two term loans with the lender. As of August 15, 2001, the aggregate principal balance of these encumbrances was $1,979,220.

     We also lease a warehouse in White Haven, Pennsylvania, in which we store equipment and archival documents.

          CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Martin D. Cohn, who is our company Secretary, is a Vice President and stockholder of the law firm of Laputka, Bayless, Ecker & Cohn, P.C. In fiscal year 2000 and 2001, we paid Laputka, Bayless, Ecker & Cohn, P.C., respectively, $80,049 and $105,366 for legal services rendered to us.

     During fiscal year 2001, we paid Timothy P. Hulick, Ph.D, who is a director, $76,851 for performing electronic design consulting services for us.

                  MARKET FOR COMMON EQUITY AND
                   RELATED STOCKHOLDER MATTERS

Principal Trading Market

     Our common stock is traded on the NASDAQ Small Capitalization Market.

Stock Price

     The table below presents the high and low bid prices of our common stock for the two most recently completed fiscal years. For the first quarter of our fiscal year 2002, ending June 30, 2001, the high bid price was $1.92, and the low bid price was $.438. This high/low bid information was obtained form the NASDAQ Stock Market, Inc.

                    FISCAL YEAR 2001              FISCAL YEAR 2000
QTR ENDED: JUNE 30  SEPT 30  DEC 31  MAR 31 JUNE 30  SEPT 30  DEC 31  MAR 31

(BID) HIGH $6.50    $6.938  $3.406  $2.00    $4.00    $6.50   $14.00  $13.00
(BID) LOW  $2.313   $2.875  $ .813  $ .719   $1.179   $1.25    $1.75   $5.375

Holders
     As of August 15, 2001, there were 1,270 holders of our common stock.

Dividends

     We have not declared or paid a dividend since June, 1990. Our loan documents with our primary lending institution contain certain financial covenants which limit our ability to declare and pay dividends on our common stock. For more information on dividends see "Description of Securities" above.

                      EXECUTIVE COMPENSATION

     The following table sets forth information concerning the compensation paid for services rendered in all capacities to us for the last three fiscal years to the person holding the position of President/CEO as of the end of fiscal year 2001. Information is not required as to the compensation of our next four highest paid executive officers because the total salary and bonus earned by each such executive officer during fiscal year 2001 did not exceed $100,000.

                          SUMMARY COMPENSATION TABLE
               Annual Compensation         Long Term Compensation
                                 Other         Awards      Payouts
Name and                         annual   Restrict-                  All other
Principal Fiscal                 compen-  ed stock Options  LTIP     compen-
Position  Year Salary($) Bonus($)sation($)awards($) (#)   Payouts($) sation($)

James L.
DeStefano, 2001  $151,290 $10,000  -        -        -      -    $ 8,982(1)
President/ 2000  $152,855    -     -        -        -      -    $12,411(1)(2)
CEO        1999  $147,102 $ 7,000  -        -        -      -    $11,600(1)(2)

     (1) Represents amounts paid by us for hospitalization and dental coverage ($4,564 in fy 1999; $5,179 in fy 2000; and $7,013 in fy 2001), life insurance premiums ($618 in fy 1999; $666 in fy 2000; and $666 in fy 2001), long-term disability premium ($202 in fy 1999; $350 in fy 2000; and $350 in fy
2001), and fringe benefit compensation value of company vehicle utilized ($953 in fy's 1999, 2000 & 2001).

Stock Options

     There were no stock options granted in fiscal year 2001 to the person named in the Summary Compensation Table above. Therefore, the Option Grants table has been omitted.

Option Exercises and Values

     The following table sets forth, as to the person named in the Summary Compensation Table above, information with respect to shares acquired through the exercise of stock options and the number of shares (and their values) covered by unexercised stock options held at the end of fiscal year 2001. There are no SARs available with these stock options.

         Aggregated Option Exercises in Fiscal Year 2001 and Fiscal Year-End Option Values

                                                   NUMBER OF     VALUE OF
                                                   UNEXERCISED   IN-THE-MONEY
                                                   OPTIONS       OPTIONS
                                                   AT FY         AT FY
                     SHARES
                     ACQUIRED ON    VALUE        EXERCISABLE/    EXERCISABLE/
NAME                 EXERCISE(#)    REALIZED($)  UNEXERCISABLE   UNEXERCISABLE

James L. DeStefano,                                 20,000/         $18,760/
President/CEO         -0-           -0-             - 0 -           $- 0 -(1)

     (1) Based on the NASDAQ Stock Market closing bid price on March 30,
2001.

Pension Plans, Long Term Incentive Plans and Option/SAR Repricing

     We do not have a pension or other defined benefit or actuarial retirement plan for its directors, officers or employees, nor do we have in place any long-term incentive plans. In addition, no action was taken in fiscal year 2001 to lower the exercise price of an option or SAR.

Employment Contracts and Termination of Employment and Change-In-Control Arrangements

     We have entered into a Change in Control Agreement with Mr. DeStefano, the person who is named in the Summary Compensation Table above. The Agreement is for a term of 5 years from December 28, 2000. Generally, change in control benefits accrue to Mr. DeStefano under the Agreement if (1) his employment with us is terminated, or (2) he experiences a decrease in his compensation of 3% or more, or (3) he is required to relocate his place of employment outside of a 50 mile radius of White Haven, Pennsylvania, at any time within a 24-month period following a "change in control" of the company. Subject to certain limitations and restrictions set forth in the Agreement, the maximum change in control benefit Mr. DeStefano would be entitled to receive would be two times his average aggregate compensation for the two years immediately preceding the accrual of the change in control benefit. "Average aggregate compensation" includes all monetary compensation plus the monetary value of any perquisite or fringe benefit (excluding stock options and restricted stock awards) not available to all of our other full-time employees on substantially the same terms and conditions. The Agreement also restricts Mr. DeStefano's right to compete against us and his disclosure of our confidential or proprietary information.

Compensation of Directors

     Members of our Board of Directors, with the exception of the President/CEO, are entitled to $2,500 for each regular or special Board meeting which they attend in person and $250 for each regular or special Board meeting which they attend via telephonic conference. We also pay all travel, accommodation and related expenses which are incurred by Board members in attending Board meetings. There is no additional compensation paid to Board members when they sit as members of a standing committee.

Stock Options

     Members of the Board of Directors are eligible to participate in and receive stock options under our 1996 Stock Option Plan. Stock Options under the Plan are also available to our officers and key employees and are granted under the provisions of the Plan in the discretion of the Board of Directors or a committee of the Board.

                       FINANCIAL STATEMENTS

     Our audited consolidated financial statements for fiscal years 2000 and 2001are set forth on pages 30 through 48 of this prospectus. Our unaudited consolidated financial statements for the first quarter of fiscal year 2002 are set forth on pages 49 through 57 of this prospectus.

                             EXPERTS

     The consolidated balance sheets as of March 31, 2001 and 2000, and the consolidated statements of loss, retained earnings, and cash flows for each of the two years in the period ended March 31, 2001 have been included in this prospectus in reliance on the report of Kronick Kalada Berdy & Co., P.C., independent public accountants, given on the authority of that firm as experts in auditing and accounting.

     With respect to the unaudited interim financial information for the periods ended June 30, 2001 and 2000, the independent public accountants have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report included in our quarterly report on Form 10-QSB for the quarter ended June 30, 2001, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

               WHERE YOU CAN FIND MORE INFORMATION

     We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. In addition, our complete registration statement with all exhibits is filed with the SEC.

     You may read and copy any materials we file with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding us and other issuers that file electronically with the SEC. The address of the SEC's Internet site is http://www.sec.gov.

     Please note that our registration statement of which this prospectus is only a part, contains additional information about us. In addition, our registration statement includes numerous exhibits containing information about us. Copies of our complete registration statement may be obtained from the SEC by following the procedures described above.

                  Independent Auditors' Report



Board of Directors
EMCEE Broadcast Products, Inc.
White Haven, Pennsylvania

We have audited the consolidated balance sheets of EMCEE Broadcast Products, Inc. and subsidiaries as of March 31, 2001 and 2000 and the related consoli-dated statements of loss, shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of EMCEE Broadcast Products, Inc. and subsidiaries as of March 31, 2001 and 2000, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.


/s/ KRONICK, KALADA, BERDY & CO.
Kingston, Pennsylvania
June 26, 2001

        EMCEE BROADCAST PRODUCTS, INC. AND SUBSIDIARIES
     CONSOLIDATED BALANCE SHEETS - MARCH 31, 2001 AND 2000

                              ASSETS

                                                       2001           2000
                                                ---------------------------

Current assets:
  Cash and equivalents                           $    69,210      $   261,304
  U.S. Treasury Bills                                               1,773,600
  Accounts receivable, net of allowance for
   doubtful accounts (2001, $388,000; 2000,
   $70,000)                                         1,628,454       1,452,279
  Inventories                                       4,099,919       3,080,313
  Prepaid expenses                                    160,043          80,113
  Income taxes refundable                                             373,000
  Deferred income taxes                                               249,000
                                                    ---------       ---------
          Total current assets                      5,957,626       7,269,609
                                                    ---------       ---------
Property, plant and equipment:

  Land and land improvements                          246,841         246,841
  Building                                            617,475         617,475
  Machinery                                         2,203,134       1,925,042
                                                    ---------       ---------
                                                    3,067,450       2,789,358
  Less accumulated depreciation                     2,441,773       2,249,467
                                                    ---------       ---------
                                                      625,677         539,891
                                                    ---------       ---------
Other assets                                        2,398,011       1,292,448
                                                    ---------       ---------
Note receivable, sale of license                      540,000         525,000
Less deferred portion                              (  540,000)     (  525,000)
                                                    ---------       ---------
                                                            0               0
                                                    ---------       ---------
          Total assets                            $ 8,981,314     $ 9,101,948
                                                    =========================

         See notes to consolidated financial statements

              LIABILITIES AND SHAREHOLDERS' EQUITY

                                                      2001          2000
                                                      -----------------------
Current liabilities:
  Current portion of long-term debt               $   108,000     $   106,000
  Accounts payable                                    756,430         368,671
  Accrued expenses:
    Payroll and related expenses                      233,766         214,316
    Other                                             608,113         437,836
  Deposits from customers                             914,796          64,247
                                                    ---------       ---------
          Total current liabilities                 2,621,105       1,191,070
                                                    ---------       ---------
Long-term debt, net of current portion              1,028,488         596,354
                                                    ---------       ---------

Shareholders' equity:
  Common stock, $.01 - 2/3 par;
   authorized 9,000,000 shares; issued
   4,406,361 shares                                    73,450          73,450
  Additional paid-in capital                        3,583,484       3,583,484
  Retained earnings                                 3,512,795       5,518,241
                                                    ---------       ---------
                                                    7,169,729       9,175,175
  Less shares held in treasury, at cost
   (396,880 shares and 401,764 shares
   for 2001 and 2000, respectively)                 1,838,008       1,860,651
                                                    ---------       ---------
                                                    5,331,721       7,314,524
                                                    ---------       ---------
          Total liabilities and equity             $8,981,314      $9,101,948
                                                    =========================



         See notes to consolidated financial statements

        EMCEE BROADCAST PRODUCTS, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF LOSS
              YEARS ENDED MARCH 31, 2001 AND 2000

                                                      2001             2000
                                                   --------------------------
Net sales                                        $ 6,108,770      $ 4,738,493
Costs of products sold                             5,707,502        3,738,735
                                                   ---------        ---------
Gross profit                                         401,268          999,758
                                                   ---------        ---------
Operating expenses:
  Selling                                          1,129,767          900,028
  General and administrative                       1,736,329        1,071,668
  Research and development                           454,592          430,678
                                                   ---------        ---------
                                                   3,320,688        2,402,374
                                                   ---------        ---------
Loss from operations                              (2,919,420)      (1,402,616)
                                                   ---------        ---------
Other income (expense), net:
  Interest expense                               (  126,234)       (   57,724)
  Interest income                                   111,146           168,772
  Other                                          (  169,938)       (    9,305)
                                                  ---------         ---------
                                                 (  185,026)          101,743
                                                  ---------         ---------
Loss before income taxes                         (3,104,446)       (1,300,873)

Income taxes benefit                              1,099,000           474,000
                                                   ---------         ---------
Net loss                                        $(2,005,446)      $(  826,873)
                                                  ============================

Basic and diluted loss per share                      $(.50)           $(.21)
                                                       ======================

         See notes to consolidated financial statements



        EMCEE BROADCAST PRODUCTS, INC. AND SUBSIDIARIES
        CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
              YEARS ENDED MARCH 31, 2001 AND 2000



                                         Common stock           Additional
                                                                  paid-in
                                        Shares     Amount         capital
                                      -------------------------------------
Balance, March 31, 1999               4,384,161   $ 73,084     $ 3,502,092

Common stock issued                      22,200        366          81,392

Net loss for the year
                                       ---------   -------       ---------
Balance, March 31, 2000                4,406,361    73,450       3,583,484

Treasury stock issued

Net loss for the year
                                       ---------    ------       ---------
 Balance, March 31, 2001               4,406,361  $ 73,450     $ 3,583,484
                                       ===================================

See notes to consolidated financial statements








Retained       Treasury stock
earnings      Shares       Amount          Total
----------------------------------------------------
$ 6,345,114   401,764   $(1,860,651)    $ 8,059,639

                                             81,758

 (  826,873)                             (  826,873)
  ---------   -------     ---------       ---------
  5,518,241   401,764    (1,860,651)      7,314,524

             (  4,884)       22,643          22,643

 (2,005,446)                             (2,005,446)
  ---------   -------     ---------       ---------
$ 3,512,795   396,880   $(1,838,008)    $ 5,331,721
 ==================================================


        EMCEE BROADCAST PRODUCTS, INC. AND SUBSIDIARIES
             CONSOLIDATED STATEMENTS OF CASH FLOWS
              YEARS ENDED MARCH 31, 2001 AND 2000

                                                      2001             2000
                                                   -------------------------
Cash flows from operating activities:
  Net loss                                        $(2,005,446)    $(  826,873)
  Adjustments:
    Depreciation                                      203,730         243,577
    Amortization                                       18,467
    Provision for doubtful accounts                   324,000          42,000
    Treasury stock issued for directors fees           22,643
    Loss on equity investments                        171,040          33,800
    Change in assets and liabilities,
     net of effect of 2001 acquisition:
      (Increase) decrease in:
        Accounts receivable                        (  409,580)     (  891,031)
        Inventory                                  (  814,038)        442,266
        Prepaid expenses                           (   79,930)         11,729
        Income taxes refundable                       373,000         167,000
        Deferred income taxes                      (1,098,000)     (   88,000)
        Other assets                               (  111,888)     (  288,470)
      Increase (decrease) in:
        Accounts payable                              343,230          80,642
        Accrued expenses                              169,588         354,398
        Deposits from customers                       850,549      (   12,498)
                                                    ---------        --------
        Net cash used in operating activities      (2,042,635)     (  731,460)
                                                    ---------        --------
Cash flows from investing activities:
  Purchases of:
    Property, plant and equipment                  (   71,516)     (   52,188)
    U.S. Treasury Bills                            (  809,101)     (3,197,667)
    Advanced Broadcast Systems                     (  500,000)
  Proceeds from:
    Maturities of U.S. Treasury Bills               2,582,701       3,200,000
    Sale of other assets                              250,000
  Other assets                                     (   35,677)     (  545,629)
                                                    ---------       ---------
        Net cash provided by (used in)
         investing activities                       1,416,407      (  595,484)
                                                    ---------       ---------
Cash flows from financing activities:
  Proceeds from issuance of:
    Long-term debt                                  1,115,527          20,141
    Common stock                                                       81,758
  Payments on long-term debt                       (  681,393)     (   86,074)
                                                    ---------       ---------
        Net cash provided by financing activities     434,134          15,825
                                                    ---------       ---------
Net decrease in cash and equivalents               (  192,094)     (1,311,119)

Cash and equivalents, beginning                       261,304       1,572,423
                                                     --------       ---------
Cash and equivalents, ending                      $    69,210     $   261,304
                                                    =========================

Supplemental disclosures of cash flow information:

Cash paid (refunded) during the year for:
   Interest                                        $   134,000    $    61,000
   Income taxes                                    $(  373,000)   $(  530,000)

Fair value of assets acquired and liabilities assumed or settled for purchase of Advanced Broadcast Systems, Inc.:
   Equipment                                                     $   245,000
   Inventory                                                         178,568
   Accounts receivable                                                90,595
   Goodwill                                                          200,505
   Accounts payable                                               (   44,529)
   Accrued liabilities                                            (   20,139)
   Inter-company payables                                         (  150,000)
                                                                    --------
   Cash paid                                                      $  500,000
                                                                   =========

         See notes to consolidated financial statements

        EMCEE BROADCAST PRODUCTS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              YEARS ENDED MARCH 31, 2001 AND 2000

1. Summary of significant accounting policies and significant estimates:

Principles of consolidation:
The consolidated financial statements include the accounts of EMCEE Broadcast Products, Inc. and its subsidiaries, all of which are wholly-owned (together, the Company). All significant intercompany accounts and transactions have been eliminated.

Acquisition:
On April 17, 2000, the Company completed its acquisition of Advanced Broadcast Systems, Inc. (ABS) for approximately $500,000 in cash. ABS is a manufacturer of commercial high and medium power analog and digital television transmitters for UHF broadcast markets. This acquisition was completed using the purchase method of accounting. In connection with this purchase, the Company incurred Goodwill in the amount of $272,000. This amount is being amortized over 15 years.

Revenue recognition:
Revenue from product sales of equipment is recognized at the time of delivery and after consideration of all the terms and conditions of the customers' contract (purchase order). Revenues on installation contracts are recorded on the basis of the estimated percentage of completion of individual contracts determined under the cost-to-cost method. Estimated losses on long-term contracts are recognized in the period in which a loss becomes apparent.

During 1992, a rural cellular license was sold for $3,100,000. The initial payment was $845,000, net of closing costs of $155,000. The $2,100,000 balance, which bore interest at 7% payable at maturity, was due in December 1996. None of the deferred payment and the related interest income was recognized prior to 1997 because of their extended collection period and because there was not a reasonable basis to evaluate the likelihood of collection. On April 3, 1997 the Company collected $2,500,000 and received an unsecured $500,000 note receivable as settlement of the original note.

The $540,000 note receivable is due and payable upon the occurrence of any one or more of certain specified events involving the debtor including, but not limited to, acquisition, merger, bankruptcy, and insolvency. None of the specified events relate to the debtor's normal operations. The $540,000 includes accrued interest calculated at 3%. The note receivable is fully reserved because it has no definite collection period and because there is not a reasonable basis to evaluate the likelihood of collection.

        EMCEE BROADCAST PRODUCTS, INC. AND SUBSIDIARIES
     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              YEARS ENDED MARCH 31, 2001 AND 2000

1. Summary of significant accounting policies and significant estimates (continued):

Cash equivalents and U.S. Treasury Bills:
The Company considers cash equivalents to be all highly liquid investments purchased with an original maturity of three months or less. U.S. Treasury Bills with an original maturity of more than three months are considered to be investments. All U.S. Treasury Bills are stated at cost which approximates market and are considered as available for sale. All U.S. Treasury Bills not included as cash equivalents had contracted maturities of at least six months.

Inventories:
Inventories are stated at the lower of standard cost which approximates current actual cost (on a first-in, first-out basis) or market (net realizable value).

Property, plant and equipment and depreciation:
Property, plant and equipment are stated at cost. Depreciation is provided on the straight-line method over the estimated useful lives of the assets.

Investments:
Investments are accounted for under the equity method if the Company has ownership of between 20% and 50%. Investments where the Company's ownership is less than 20% are accounted for under the cost method.

Advertising:
These expenses are recorded when incurred. They amounted to $38,000 and $21,000 for 2001 and 2000, respectively.

Use of estimates and significant estimates:
Management uses estimates and assumptions in preparing financial statements. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities and the reported revenues and expenses.

At March 31, 2001 and 2000, a significant portion of the inventory of one of the Company's products is in excess of the Company's current requirements based on the recent level of sales. Management has developed a program to reduce this inventory to desired levels over the near term and believes no loss will be incurred on its disposition. No estimate can be made of a range of amounts of loss that are reasonably possible should the program not be successful.

        EMCEE BROADCAST PRODUCTS, INC. AND SUBSIDIARIES
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
               YEARS ENDED MARCH 31, 2001 AND 2000

1. Summary of significant accounting policies and significant estimates (continued):

The Company has recorded a deferred tax asset of $1,347,000. Realization is dependent on generating sufficient taxable income prior to expiration of the loss carryforwards. Although realization is not assured, management believes it is more likely than not that all of the deferred tax asset will be realized. The amount of the deferred tax asset considered realizable,however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

Reclassifications:
Certain amounts reported in the 2000 financial statements have been reclassi-fied to conform with the 2001 presentation.

2. Loss per share:

Basic loss per share is computed by dividing loss applicable to common shareholders by the weighted average number of common shares outstanding. Diluted loss per share is similar to basic loss per share except that the weighted average of common shares outstanding is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued. There were no dilutive potential common shares in 2001 because the assumed exercise of the options would be anti-dilutive.

The following table presents the basic and diluted EPS computations:

                                             2001
                               -----------------------------------
                                                        Per-share
                               Net loss     Shares       amount
                               ----------    --------    ---------
   Basic and diluted EPS
   Net loss which relates
    to common stockholders    $(2,005,446)  4,004,624     $(.50)
                                ================================

                                             2000
                                ----------------------------------
                                                        Per-share
                                Net loss     Shares      amount
                                ----------   ---------   ---------
   Basic EPS
   Net loss which relates
    to common stockholders      $(826,873)   3,983,147    $(.21)

    Effect of dilutive
     securities, stock options                  10,613
                                  --------    ---------     ---
    Diluted EPS
   Net loss which relates
     to common stockholders      $(826,873)  3,993,760    $(.21)
                                   ============================

        EMCEE BROADCAST PRODUCTS, INC. AND SUBSIDIARIES
     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              YEARS ENDED MARCH 31, 2001 AND 2000

3. Segment information:

In 2001, the Company has two operating segments which manufacture and sell a variety of products: EMCEE and ABS. EMCEE manufactures principally multichan-nel multipoint distribution service (MMDS). ABS manufactures medium to high power transmitters. In 2000, the Company's primary activity was in one segment which consisted primarily of the manufacturing of MMDS. The following is a summary of certain financial information relating to the two segments:

      Total revenue by segment:
         EMCEE                                         $ 4,920,000
         ABS                                             1,189,000
                                                         ---------
                                                       $ 6,109,000
                                                         =========
      Operating loss by segment:
         EMCEE                                         $(2,762,000)
         ABS                                            (  157,000)
                                                         ---------
                                                      $ (2,919,000)
                                                         =========
     Identifiable assets by segment:
         EMCEE                                         $ 7,462,000
         ABS                                               880,000
                                                         ---------
         Total identifiable assets                       8,342,000

         Corporate                                         639,000
                                                         ---------
         Total assets                                 $  8,981,000
                                                         =========
       Depreciation and amortization
        by segment:
         EMCEE                                         $   132,000
         ABS                                                39,000
         Corporate                                          51,000
                                                         ---------
                                                       $   222,000
                                                         =========
       Capital expenditures by segment:
        EMCEE                                          $    27,000
        ABS                                                 18,000
        Corporate                                           27,000
                                                          --------
                                                       $    72,000
                                                         =========
The Company evaluates segment performance based on profit or loss from operations before interest, other income/expense and taxes.

        EMCEE BROADCAST PRODUCTS, INC. AND SUBSIDIARIES
     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              YEARS ENDED MARCH 31, 2001 AND 2000


3. Segment information (continued):

Major customers are those that individually account for more than 10% of the Company's consolidated revenues. For the years ended March 31, 2001 and 2000, one customer with total EMCEE sales of $1,221,000 and $1,122,000, respectively, qualified as a major customer. At March 31, 2001 and 2000, the major customer accounted for 67% and 72%, respectively, of the Company's consolidated current accounts receivable. As of March 31, 2001, the Company is aggressively pursuing through legal action collection of the amounts outstanding from the major customer. These amounts are not supported by letters of credit. The Company has a specific reserve for this customer in the amount of $384,000. ABS did not have sales to any individual customer greater than 10% of total revenues.

The Company performs ongoing credit evaluations of its customers and, when deemed necessary and when possible, requires deposits and a letter of credit on foreign sales and deposits on domestic sales. Historically, the Company's uncollectible accounts receivable have been immaterial.

Foreign sales amounted to $3,513,000 and $2,962,000 for 2001 and 2000, respectively. Sales by foreign geographic regions are as follows:

                                       2001               2000
                                       --------------------------
   Asia/Pacific Rim                $ 1,705,000        $ 1,516,000
   South America                       614,000            698,000
   Caribbean                           167,000            104,000
   Middle East                           8,000            393,000
   North America                       130,000             47,000
   Europe                              495,000             83,000
   Central America                     309,000             26,000
   Africa                               20,000
   Other                                65,000             95,000
                                     ---------          ---------
                                   $ 3,513,000        $ 2,962,000
                                     ============================

Revenues are attributed to regions based on location of customers. All long-lived assets and deferred tax assets are attributable to the United States. All foreign sales are contracted in United States currency; therefore, there is no impact from foreign currency rates.

        EMCEE BROADCAST PRODUCTS, INC. AND SUBSIDIARIES
     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              YEARS ENDED MARCH 31, 2001 AND 2000

4. Inventories:
                                               2001           2000
                                          ---------------------------

   Finished goods                        $   433,000      $   440,000
   Work-in-process                           731,000          468,000
   Raw materials                           1,225,000          728,000
     Manufactured components               1,710,919        1,444,313
                                           ---------        ---------
                                         $ 4,099,919      $ 3,080,313
                                           ==========================
5. Long-term debt:

At March 31, 2001, substantially all of the Company's assets were pledged as collateral for a line of credit and other indebtedness which totaled approxi-mately $1,107,041.

The line of credit consisted of advances under a line of credit agreement with commitments aggregating $2,000,000. The maximum amount of any month end and average amount outstanding during the year ended March 31, 2001 were $1,100,000 and $825,000, respectively. The average amount outstanding was computed using total daily borrowings divided by the number of days such borrowings were outstanding. The weighted average interest rate during the year ended March 31, 2001 was 8.26%.

On October 30, 2000, the Company received written notice from its primary lending institution that its working capital line of credit would not be renewed. As a result, the bank made a demand for the entire outstanding principal balance of the line of credit with all accrued and unpaid interest and all reimbursable fees and expenses of the bank. Under the provisions of the bank's notice, these sums had to be paid on or before November 10, 2000. The Company is, therefore, in default of such payment. Because the line of credit is cross defaulted under the bank's loan documents with other indebtedness of the Company to the bank, the bank had the right to accelerate the maturity of such other indebtedness and, if not timely paid, hold the Company in default. Subsequent to the written notice, the Company and the bank entered into a forbearance agreement under which, among other things, the bank agreed to forbear from exercising its rights and remedies under the loan documents and permit the Company to repay the line of credit during a specific period of time and maintain scheduled payments on the other bank debt with final payment being made in June 2001.

Subsequent to March 31, 2001, this indebtedness was refinanced with $1,500,000 and $500,000 term loans. The notes mature in 2016 and 2006, and require monthly payments of $15,214 and $10,379, respectively. Interest is calculated at 9% for the $500,000 term loan and 2.0% above the national prime rate for the $1,500,000 term loan. The interest rate of the $1,500,000 note adjusts every three years. These loans are collateralized by principally all assets of the Company and contain certain financial and restrictive covenants. In addition, both loans contain prepayment penalties.

        EMCEE BROADCAST PRODUCTS, INC. AND SUBSIDIARIES
     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              YEARS ENDED MARCH 31, 2001 AND 2000


5. Long-term debt (continued):

Principal repayment of the refinanced loans and other debt is as follows:

               2002                              $   108,000
               2003                                  149,000
               2004                                  158,000
               2005                                  173,000
               2006                                  188,000
               Thereafter                          1,250,654
                                                   ---------
                                                 $ 2,026,654
                                                   =========
6. Other assets:
                                                2001               2000
                                          ------------------------------
   Investments, equity method           $   444,656          $   233,265
   Investments, cost method                                      480,639
   Notes receivable                                              266,115
   Accounts receivable                      355,574              289,243
   Goodwill                                 250,781               23,186
   Deferred income taxes                  1,347,000                    0
                                          ---------            ---------
                                        $ 2,398,011          $ 1,292,448
                                          ==============================

The investments are in companies who own and/or operate businesses that provides rapid access to the internet, wireless cable television, and other types of telecommunication service.

Notes receivable of $116,000 were settled in 2001 by the transfer to the Company of an additional equity investment. This addition resulted in a transfer of $346,000 (including the $116,000) from a cost method to equity method investment.

7. Common stock:

Nonqualified stock option plans provide for the grant of options to purchase up to 300,000 shares. Upon the termination or expiration of any stock options granted, the shares covered by such terminated or expired stock options will be available for further grant; 31,075 options were available for grant at March 31, 2001. The Board of Directors, at the date of grant of an option, determines the number of shares subject to the grant and the terms of such option. All outstanding options granted expire after 5 years and vest over two years.

        EMCEE BROADCAST PRODUCTS, INC. AND SUBSIDIARIES
     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              YEARS ENDED MARCH 31, 2001 AND 2000

7. Common stock (continued):

Changes in outstanding common stock options granted are summarized below:

                                         2001                 2000
                                   ------------------   -------------------
                                   Number    Average     Number    Average
                                     of      exercise     of       exercise
                                   shares    price      shares     price
                                  --------   --------   -------    -------
Balance at beginning of year      126,675     $5.81     151,875     $5.50
Options exercised                                        22,200      3.68
Options forfeited                  27,275      4.52       3,000      6.16
                                  -------      ----     -------      ----
Balance at end of year             99,400     $6.16     126,675     $5.81
                                  =======================================

Options exercisable at year-end    99,400     $6.16     126,675     $5.81


At March 31, 2001, the options had remaining contractual lives of .67 years.

During 1997, warrants to purchase 200,000 shares of common stock at $9.76 a share were issued and remain outstanding at March 31, 2001. These warrants expire in May 2001.

The Company in accordance with an election under generally accepted accounting principles for stock options has recorded no compensation cost.

8. Income taxes:

The following table sets forth the current and deferred amounts of the provisions for income tax benefit for the years ended March 31, 2001 and 2000:

                                    2001           2000
                                   ----------------------

        Current                   $        0    $ 386,000
        Deferred                   1,099,000       88,000
                                   ---------      -------
                                  $1,099,000    $ 474,000
                                   ======================

        EMCEE BROADCAST PRODUCTS, INC. AND SUBSIDIARIES
     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              YEARS ENDED MARCH 31, 2001 AND 2000

8. Income taxes (continued):

The provisions for income taxes at the Company's effective rate differed from the provision for income taxes at the statutory Federal rate of 34% for the years ended March 31, 2001 and 2000 as follows:

                                             2001            2000
                                           --------------------------
Federal income tax benefit at
    the statutory rate                      $1,055,000      $ 441,000
Foreign sales corporation benefit                              13,000
Federal income tax credit                       21,000         18,000
Other                                           23,000          2,000
                                               -------        -------
Benefit for income taxes                    $1,099,000      $ 474,000
                                             ========================

The tax effects of net operating loss carryforwards and temporary differences that give rise to deferred income taxes at March 31, 2001 and 2000 are presented in the table below:

                                               2001            2000
                                             ------------------------
Deferred tax assets:
 Net operating loss carryforwards          $  879,000       $  29,000
 Inventory                                    212,000         121,000
 Accounts receivable                          131,000          24,000
 Employee benefits                             59,000          47,000
 Investments                                   34,000               0
 Property and equipment                        28,000          26,000
 Other differences                              4,000           2,000
                                              -------         -------
     Total deferred tax assets             $1,347,000       $ 249,000
                                            =========================

The net operating loss carryforwards reflect the federal income tax benefit of $2,585,000 in loss carryforwards, which expire in varying amounts between 2020 and 2021.

9. Fair value of financial instruments:

Many of the Company's financial instruments lack an available trading market as characterized by a willing buyer and a willing seller engaging in an exchange transaction. The Company's fair value estimates for those instru-ments are based upon subjective assumptions and involve significant uncertain-ties resulting in estimates that vary with changes in assumptions. Any changes in assumptions or estimation methodologies may have a material effect on the estimated fair values disclosed.

        EMCEE BROADCAST PRODUCTS, INC. AND SUBSIDIARIES
     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              YEARS ENDED MARCH 31, 2001 AND 2000


9. Fair value of financial instruments (continued):

A summary at March 31, 2001 and 2000 is as follows:

                                   2001                     2000
                           --------------------------------------------
                            Carrying      Fair      Carrying     Fair
                             value       value        value     value
                           --------------------------------------------
Short-term assets         $1,697,664  $1,697,664  $3,860,183  $3,860,183
Notes receivables                                   266,1152      66,115
Other long-term assets       355,574     355,574     289,243     289,243
Short-term liabilities     2,513,105   2,513,105   1,085,070   1,085,070
Debt                       1,136,488   1,136,488     702,354     702,354

Short-term asset and liabilities (exclusive of bank debt):
The fair values of cash and equivalents, U.S. Treasury Bills, accounts and tax refund receivables, accounts payable and other short-term financial liabili-ties approximate their carrying values due to the short-term nature of these financial instruments.

Other long-term assets:
Fair value of long-term accounts receivable is estimated to approximate carrying value. Fair value of cost method investment in 2000 is not disclosed because it was not practicable to estimate those values

Notes receivables:
The carrying value of notes receivable included in other assets is estimated to approximate fair values. Although there are no quoted market prices available for these instruments, the fair value estimates were based on the change in interest rate and risk related interest rate spreads since the notes origination date. It was not practicable to estimate the fair value of the note receivable, sale of license, because the Company was unable to estimate the timing and form of the ultimate settlement of the amount due to it. The Company has fully provided for any potential loss resulting from the non-payment of this receivable.

Debt:
The fair value of debt that is variable rate debt that reprices regularly or was refinanced subsequent to year end at principal amounts using comparable interest rate methodology approximates the carrying amounts.

        EMCEE BROADCAST PRODUCTS, INC. AND SUBSIDIARIES
     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              YEARS ENDED MARCH 31, 2001 AND 2000


10. Fourth quarter adjustments (unaudited):

Year end adjustments, which affected the results of operations for the fourth quarter of 2001, relating principally to inventory, accounts receivable and income taxes, resulted in fourth quarter losses of $352,000, which is $.09 per share. Had the adjustments been reported in prior quarters, results of operations for the fourth quarter would have been a net loss of $801,000 ($.20 per share).

11. Issuance of shares:

Subsequent to March 31, 2001, the Company entered into two stock option agreements which were exercised and provided for the issuance of 800,000 shares of common stock at $.75 per share.

                     FINANCIAL INFORMATION
        EMCEE BROADCAST PRODUCTS, INC. AND SUBSIDIARIES
                  CONSOLIDATED BALANCE SHEETS
              - JUNE 30, 2001 and MARCH 31, 2001 -

                                         JUNE 30, 2001       MARCH 31, 2001
                                          (Unaudited)
                                         ---------------------------------
ASSETS:
 CURRENT ASSETS:
 Cash and cash equivalents                 $   689,833         $    69,210
 Cash - restricted                             100,000                 --
 Accounts receivable, net of allowance
  for doubtful accounts,
  June - $399,309 / March - $388,000          1,731,161          1,628,454
 Inventories                                  4,067,636          4,099,919
 Prepaid expenses                               290,782            160,043
                                             ---------           ---------
     TOTAL CURRENT ASSETS                     6,879,412          5,957,626
                                             ---------           ---------
PROPERTY, PLANT AND EQUIPMENT:
 Land & land improvements                       235,141            246,841
 Building                                       617,475            617,475
 Machinery and equipment                      2,203,134          2,203,134
                                              ---------          ---------
                                              3,055,750          3,067,450
 Less accumulated depreciation                2,490,982          2,441,773
                                              ---------          ---------
     NET PROPERTY, PLANT AND EQUIPMENT          564,768            625,677
                                              ---------          ---------
OTHER ASSETS                                  2,631,270          2,398,011
                                              ---------          ---------

NOTE RECEIVABLE                                 544,000            540,000
 Less deferred portion                      (   544,000)        (  540,000)
                                             ----------          ---------
                                                      0                  0
                                             ----------          ---------
TOTAL ASSETS                              $  10,075,450         $8,981,314
                                             ==========          =========

        SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                          JUNE 30, 2001       MARCH 31, 2001
                                          (Unaudited)
                                         -----------------------------------

LIABILITIES & SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
 Current portion of long-term debt            $  108,000         $  108,000
 Accounts payable                                641,954            756,430
 Accrued expenses:
   Payroll and related expenses                  355,759            233,766
   Other                                         610,956            608,113
 Deposits from customers                         693,941            914,796
                                               ---------          ---------
     TOTAL CURRENT LIABILITIES                 2,410,610          2,621,105
                                               ---------          ---------

LONG-TERM DEBT, net of current portions        1,916,359          1,028,488
                                               ---------          ---------
SHAREHOLDERS' EQUITY:
 Common stock issued, $.01-2/3 par;
   authorized 9,000,000 shares;
   issued 5,206,361 and 4,406,361 shares for
   June 30, 2001 and March 31,2001,
   respectively                                   86,783             73,450
 Additional paid-in capital                    4,152,435          3,583,484
 Retained earnings                             3,324,555          3,512,795
                                               ---------          ---------
                                               7,563,773          7,169,729
                                               ---------          ---------
 Less shares held in treasury at cost:
   391,980 shares June 2001 and
   396,880 shares March 2001                   1,815,292          1,838,008
                                               ---------          ---------
     TOTAL SHAREHOLDERS' EQUITY                5,748,481          5,331,721
                                               ---------          ---------
TOTAL LIABILITIES &
SHAREHOLDERS' EQUITY                        $ 10,075,450       $  8,981,314
                                               =========          =========


        SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

        EMCEE BROADCAST PRODUCTS, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF LOSS
           THREE MONTHS ENDED JUNE 30, 2001 AND 2000
                          (Unaudited)

                                             THREE (3) MONTHS
                                        06/30/01           06/30/00
                                        -------------------------------

NET SALES                               $ 1,835,656         1,680,281

COST OF PRODUCTS SOLD                     1,470,886         1,339,912
                                          ---------         ---------
GROSS PROFIT                                364,770           340,369
                                          ---------         ---------
OPERATING EXPENSES:
  Selling expenses                          232,148           254,079
  General and Administrative                391,810           367,811
  Research and development                   87,930           118,444
                                          ---------         ---------

TOTAL OPERATING EXPENSES                    711,888           740,334
                                          ---------          ---------

LOSS FROM OPERATIONS                    (   347,118)       (   399,965)
                                          ---------          ---------
OTHER INCOME (EXPENSE)
  Interest expense                          (    27,837)       (    30,370)
  Interest income                             1,103             36,403
  Other                                      90,612        (     2,923)
                                          ---------          ---------
TOTAL OTHER INCOME                           63,878              3,110
                                          ---------          ---------
NET LOSS BEFORE INCOME TAXES            (   283,240)       (   396,855)

INCOME TAX BENEFIT                      (    95,000)       (   122,700)
                                          ---------          ---------
NET LOSS                                $(  188,240)    $  (   274,155)
                                           =========         =========
COMMON STOCK AND COMMON
STOCK EQUIVALENT OUTSTANDING:
 Basic                                    4,137,138          4,035,184
                                          ---------          ---------
 Diluted                                  4,137,138          4,037,266
                                          ---------          ---------
LOSS PER COMMON SHARE AND
COMMON SHARE EQUIVALENT:
 Basic                                       $ (.05)         $  (.07)
                                                 --               --
 Diluted                                     $ (.05)         $  (.07)
                                                 --               --

        SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

        EMCEE BROADCAST PRODUCTS, INC. AND SUBSIDIARIES
         CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
                THREE MONTHS ENDED JUNE 30, 2001
                          (Unaudited)

                           ADDITIONAL
          COMMON STOCK     PAID-IN   RETAINED  TREASURY STOCK
         SHARES    AMOUNT  CAPITAL   EARNINGS  SHARES   AMOUNT    TOTAL
         ---------------- ---------- --------  ----------------   ---------
BALANCE -
3/31/01 4,406,361$73,450 $3,583,484 $3,512,795 396,880$(1,838,008)$5,331,721


COMMON
STOCK
ISSUED   800,000  13,333    586,667                                  600,000


TREASURY
STOCK
ISSUED                      (17,716)           (4,900)     22,716      5,000


NET LOSS FOR
THE PERIOD                             (188,240)                    (188,240)

         --------- ------  ---------  --------- -------   --------  ---------
BALANCE -
06/30/01 5,206,361$86,783 $4,152,435 $3,324,555 391,980$(1,815,292)$5,748,481
         ========= ======  =========  ========= =======  =========  =========

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

        EMCEE BROADCAST PRODUCTS, INC. AND SUBSIDIARIES
             CONSOLIDATED STATEMENTS OF CASH FLOWS
         THREE (3) MONTHS ENDED JUNE 30, 2001 AND 2000
                          (Unaudited)

                                                    THREE (3) MONTHS
                                               06/30/01         06/30/00
                                            -------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net Loss                                   $(  188,240)      $(  274,155)
 Adjustments:
  Depreciation                                   49,209            67,172
  Amortization                                    7,167
  Provision for doubtful accounts                12,000            12,000
  Gain on sale of assets                     (   88,300)
  Treasury stock issued for directors fees        5,000
  (Increase) decrease in (net of
   effect of acquisition):
    Accounts receivable                      (  114,707)        (  805,096)
    Inventories                                  32,283         (  424,452)
    Prepaid expenses                         (  130,739)        (   32,006)
    Income taxes refundable                                     (   95,000)
    Deferred income taxes                    (   95,000)        (   28,000)
    Other assets                             (  145,426)            13,382
  Increase (decrease) in:
    Accounts payable                         (  114,476)           155,953
    Accrued expenses                            124,836            158,812
    Deposits from customers                  (  220,855)           217,327
                                               --------          ---------
NET CASH USED IN OPERATING ACTIVITIES        (  867,248)        (1,034,063)
                                               --------          ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of property, plant and
   equipment                                                    (   13,632)
 Purchase of U. S. Treasury Bills                               (  412,104)
 Proceeds from:
  Maturities of U.S. Treasury Bills                                600,000
  Sale of land                                  100,000
 Purchase of Advanced Broadcast Systems, Inc.                   (  500,000)
 Increase in restricted cash                 (  100,000)
                                                -------           --------
NET CASH PROVIDED BY (USED IN)
INVESTING ACTIVITIES                                  0         (  325,736)
                                                -------           --------
CASH FLOWS FROM FINANCING ACTIVITIES
 Payments on long-term debt                  (1,112,129)        (   26,400)
 Issuance of:
  Long-term debt                              2,000,000
  Common stock                                  600,000
 Proceeds from line of credit borrowing                          1,100,000
                                              ---------          ---------
NET CASH PROVIDED BY FINANCING ACTIVITIES     1,487,871          1,073,600
                                              ---------          ---------
NET INCREASE (DECREASE) IN CASH                 620,623        (   286,199)

CASH AND CASH EQUIVALENTS
AT BEGINNING OF PERIOD                            69,210          261,304
                                                 -------        ---------
CASH AND CASH EQUIVALENTS AT END OF PERIOD    $  689,833      $(   24,895)
                                                 =======        =========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
 Cash paid during the period for
  interest expense                          $     17,443      $    27,619
                                                 =======         ========
 Fair value of assets acquired and
 liabilities assumed for purchase of
 Advanced Broadcast Systems, Inc.:
    Equipment                                                 $   245,000
    Inventory                                                     178,568
    Accounts receivable                                            90,595
    Goodwill                                                      200,505
    Accounts payable                                           (   44,529)
    Accrued liabilities                                        (   20,139)
    Inter-company payables                                     (  150,000)
                                                                 --------
    Cash paid                                                  $  500,000
                                                                 ========

        SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

        EMCEE BROADCAST PRODUCTS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. The financial information presented as of any date other than March 31 has been prepared from the books and records of the Company without audit. Financial information as of March 31 has been derived from the audited financial statements of the Company, but does not include all disclosures required by generally accepted accounting principles. In the opinion of management, the accompanying unaudited consolidated condensed financial statements contain all adjustments, consisting only of normal recurring adjustments, necessary to present fairly EMCEE Broadcast Products, Inc. and Subsidiaries' financial position, and the results of their operations and changes in cash flow for the periods presented.

2. The results of operations for the three-month periods ended June 30, 2001 and 2000 are not necessarily indicative of the results to be expected for the full year.

3. At June 30, 2001, cash equivalents included $538,000 invested in a money market portfolio.

4.     INVENTORIES consisted of the following:

                                      June 30, 2001        March 31, 2001
                                      (UNAUDITED)

          FINISHED GOODS                $  183,000          $  433,000
          WORK-IN-PROCESS               $  894,000          $  731,000
          RAW MATERIALS                 $1,689,000          $1,225,000
          MANUFACTURED COMPONENTS       $1,301,636          $1,710,919
                                         ---------           ---------
                                        $4,067,636          $4,099,919
                                         =========           =========

       Inventories are stated at the lower of standard cost, which approximates current actual cost (on a first-in, first-out basis) or market (net realizable value).

5. SEGMENT INFORMATION. The Company has two operating segments which manufacture and sell a variety of products; EMCEE and ABS. EMCEE manufactures principally multi-channel multipoint distribution service
       (MMDS) equipment. ABS manufactures medium to high power UHF television transmitters.

       The following is a summary of certain financial information relating to the two segments:

                                June 30, 2001        June 30, 2000

          Total Revenue by Segment:

     EMCEE                    $   874,000              $1,531,000
     ABS                      $   962,000              $  149,000

          Operating Income (Loss) by Segment:

     EMCEE                    $ ( 529,000)             $( 367,000)
     ABS                      $   182,000              $(  33,000)

          Identifiable Assets by Segment:

     EMCEE                    $ 7,465,000             $ 9,535,000
     ABS                      $ 2,165,000             $   750,000
     Corporate                $   445,000             $   385,000
                               ----------              ----------
        Total Assets          $10,075,000            $ 10,670,000
                               ==========              ==========

          Depreciation and Amortization by Segment:

     EMCEE                    $     31,000             $   47,000
     ABS                      $     25,000             $   20,000
                                   -------               -------
        Total                 $     56,000             $   67,000
                                   =======              ========
          Capital Expenditures by Segment:

     EMCEE                                           $   14,000

     The Company evaluates segment performance based on profit or loss from operations before interest, other income/expense and taxes.

6. LOSS PER SHARE. Basic loss per share is computed by dividing loss applicable to common shareholders by the weighted average number of common shares outstanding. Diluted loss per share is similar to basic loss per share except that the weighted average of common shares outstanding is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued. There were no dilutive potential common shares in the period ended June 30, 2001 because the assumed exercise of the options would be anti-dilutive.

7. DEFERRED TAX ASSET. The Company has recorded a deferred tax asset of $1,442,000. Realization is dependent on generating sufficient taxable income prior to expiration of the loss carryforwards. Although realization is not assured, management believes it is more likely than not that all of the deferred tax asset will be realized. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

8. LONG-TERM DEBT. On June 7, 2001, the Company's indebtedness was refinanced with $1,500,00 and $500,000 term loans. The notes mature in 2016 and 2006, and require monthly payments of $15,214 and $10,379, respectively. Interest is calculated at 9% for the $500,000 term loan and 2.0% above the national prime rate for the $1,500,000 term loan. The interest rate of the $1,500,000 note adjusts every three years. These loans are collateralized by principally all assets of the Company and contain certain financial and restrictive covenants. In addition, both loans contain prepayment penalties.

     Principal repayment of the refinanced loans and other debt is as follows:

                2002               $ 108,000
                2003                 149,000
                2004                 158,000
                2005                 173,000
                2006                 188,000
                Thereafter         1,248,359
                                   ---------
                                  $2,024,359
                                   =========
9.   Issuance of shares:

     In June, 2001, the Company entered into two stock option agreements which were exercised and provided for the issuance of 800,000 shares of common stock at $.75 per share.

Independent Accountants' Report



Officers and Directors
EMCEE Broadcast Products, Inc.

We have reviewed the accompanying condensed consolidated balance sheet of EMCEE Broadcast Products, Inc. and subsidiaries as of June 30, 2001, and the related condensed consolidated statements of loss, stockholders' equity and cash flows for the three-months June 30, 2001 and 2000. These financial statements are the responsibility of the company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and of making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit con-ducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying condensed financial statements for them to be in conformity with generally accepted accounting principles.

We have previously audited, in accordance with auditing standards generally accepted in the United States of America, the consolidated balance sheet of EMCEE Broadcast Products, Inc. and subsidiaries as of March 31, 2001, and the related consolidated statements of loss, stockholders' equity, and cash flows for the year then ended (not presented herein); and in our report dated June 26, 2001, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of March 31, 2001 is fairly stated, in all material respects to the consolidated balance sheet from which it has been derived.


/s/ KRONICK KALADA BERDY & CO.
Kingston, Pennsylvania

August 9, 2001

         PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

Delaware General Corporation Law

         Section 145(a) of the Delaware General Corporation Law (the
"DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a part to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney's fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, suit or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         Section 145(c) of the DGCL provides that to the extent that a present or former director, officer, employee or agent of the corporation has been successful on the merits or otherwise in a defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorney's fees) actually and reasonably incurred by such person in connection therewith.

         Section 145(d) of the DGCL provides that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of Section
145. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

         Section 145(e) of the DGCL provides that expenses (including attorney's fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145. Such expenses, including attorney's fees, incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

Certificate of Incorporation

         The Certificate of Incorporation of EMCEE, a copy of which is filed as Exhibit 3(i) to this registration statement, provides that the personal liability of a director to EMCEE or its stockholders for monetary damage for breach of fiduciary duty as a director is eliminated. However, such liability is not eliminated or otherwise limited with respect to a director's
(i) breach of the duty of loyalty to EMCEE or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under the provisions of Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Bylaws

         The bylaws of EMCEE, a copy of which is filed as Exhibit 3(ii) to this registration statement, provide that EMCEE shall indemnify directors or officers of the corporation against expenses (including legal expenses), judgments, fines and amounts paid in settlement, actually and reasonably incurred by such person, to the fullest extent now or hereafter permitted by law in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, brought or threatened to be brought against such person, including actions or suits by or in the right of the corporation, by reason of the fact that such person is or was a director or officer of the corporation, its parent or any of its subsidiaries, or acted as a director or officer or in any other capacity on behalf of the corporation, its parent or any of its subsidiaries, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The bylaws further provide that the Board of Directors, may, by resolution, similarly indemnify any person other than a director or officer of the corporation to the fullest extent now or hereafter permitted by law for liabilities incurred by such person in connection with services rendered for or at the request of the corporation, its parent or any of its subsidiaries. Under EMCEE's bylaws, it may pay the expenses incurred by any person entitled to be indemnified by the corporation in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt and undertaking by or on behalf of such person, to repay such amount unless it shall ultimately be determined that such person is entitled to be indemnified by the corporation as authorized by law.

Insurance

         EMCEE has a directors and officers liability insurance policy to insure its directors and officers against losses resulting from wrongful acts committed by them in their capacities as directors and officers of EMCEE, including liabilities arising under the Securities Act.

Item 25. Other Expenses of Issuance and Distribution

         The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered hereby. All amounts are estimated except the Commission's registration fee.

Name of Fee                            Dollar Amount

SEC Registration Fee                   $     177
Blue Sky Fees and Expenses             $   2,500
Accounting Fees and Expenses           $   8,000
Printing and Engraving Expenses        $     500
Legal Fees and Expenses                $  20,000
Registrar and Transfer Agents Fees     $     -0-
Miscellaneous Fees and Expenses        $   1,000
                                          ------
Total                                  $  32,177
                                         =======

Item 26. Recent Sales of Unregistered Securities

  Except for the 800,000 shares of common stock sold to CopperGlass and Quaker Capital, which are the subject of this registration statement, during the past three years the registrant has not sold any unregistered securities. However, during fiscal year 2001, for two regular meetings of the Board of Directors and two special meetings of the Board of Director, each director was given the option of accepting shares of unregistered EMCEE common stock equal in value to the cash compensation he/she was otherwise entitled to receive for those meetings, in lieu of the cash compensation. Directors Hostetler and Leib opted to take the unregistered securities for all of those meetings, and director, Rogiokos, elected to take the unregistered securities for one regular and two special meetings. The NASDAQ National Market close price of the securities on the day of each such meeting was used to determine the number of shares these directors would receive. The table below provides information concerning the amount of unregistered securities the aforementioned directors received for those meetings and the value per share of such securities.

Director      Number of        Per Share Value     Issue Dates
Name          Shares

Hostetler     1,428             $1.75               3/05/01
                200             $1.25               3/21/01
                271             $ .92               5/10/01
              2,450             $1.02               6/18/01

Leib          1,428             $1.75               3/05/01
                200             $1.25               3/21/01
                271             $ .92               5/10/01
              2,450             $1.02               6/18/01

Rogiokos      1,428             $1.75               3/05/01
                200             $1.25               3/21/01
                271             $ .92               5/10/01

  The registrant has relied on Section 4(2) of the Securities Act for each issuance of its unregistered securities discussed above. In each case and in the aggregate, the issuances were small in number and amount and were made to sophisticated offerees having access to the kind of information that would be available in a registered offering.

Item 27. Exhibits

Exhibit Number     Description of Document

3(i   Amended and Restated Certificate of Incorporation(1)

3(ii) Bylaws(2)

5     Opinion of Laputka, Bayless, Ecker & Cohn, P.C.(3)

10    1996 Stock Option Plan(1)

10    Officers Incentive Compensation Plan(1)

10    Agreement (Change in Control Agreements for Certain Executive
      Officers)(4)

10 Extension Agreement (Extending the Term of Certain Change in Control Agreements)(4)

10    Settlement and Release Agreement(1)

10    Stock Option Agreement between EMCEE and CopperGlass Optical
      Solutions, Inc.(4)

10    Stock Option Agreement between EMCEE and Quaker Capital Partners I,
      L.P.(4)

15 Letter on Unaudited Interim Financial Information from Kronick Kalada Berdy & Co., P.C.(3)

21    Subsidiaries(5)

23    Consents of Experts and Counsel(3)

         (1) Incorporated by reference from the Form 10-KSB filed with the SEC for fiscal year ended 1997.

         (2) Incorporated by reference from the Form 10-KSB filed with the SEC for fiscal year 1998.

         (3) To be filed herewith.

         (4) Incorporated by reference from the Form 10-KSB filed with the SEC for fiscal year 2001.

         (5) Incorporated by reference from the From 10-KSB filed with the SEC for fiscal year 2000.

Item 28. Undertakings

Rule 415 Offering

         EMCEE will:

         (1) File during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

              (i)include any prospectus required by Section 10(a)(3) of the Securities Act;

              (ii)reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information to the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statements; and

              (iii)include any additional or changed material information on the plan of distribution.

         (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Commission Policy on Indemnification

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of EMCEE pursuant to the foregoing provisions, or otherwise, EMCEE has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed by the Securities Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, EMCEE will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                           SIGNATURES

         In accordance with the requirement of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the Borough of White Haven, Commonwealth of Pennsylvania on August 28, 2001.

                                   EMCEE Broadcast Products, Inc.

                                 By:  /s/ JAMES L. DeSTEFANO
                                      James L. DeStefano
                                      Title: President/CEO


                                 By:  /s/ KERRY M. TURNER
                                      Kerry M. Turner
                                      Title: Controller/CFO

         In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:


/s/ JAMES L. DeSTEFANO                       Date: August 28, 2001
James L. DeStefano, Director


/s/ ROBERT D. HOSTETLER                      Date: August 28, 2001
Robert D. Hostetler, Director


/s/ TIMOTHY P. HULICK                        Date: August 28, 2001
Timothy P. Hulick, Ph.D,
 Director


/s/ MICHAEL J. LEIB                          Date: August 28, 2001
Michael J. Leib, Director


/s/ RANDALL P. MARX                          Date: August 28, 2001
Randall P. Marx, Director


/s/ RICHARD J. NARDONE                       Date: August 28, 2001
Richard J. Nardone, Director


/s/ EVAGELIA ROGIOKOS                        Date: August 28, 2001
Evagelia Rogiokos, Director

                                                            EXHIBIT 5


                              August 28, 2001


EMCEE BROADCAST
 PRODUCTS, INC.
P.O. Box 68
White Haven, PA  18661-0068

         Re:  Prospectus and Registration Statement on Form SB-2
              800,000 Shares of EMCEE Broadcast Products, Inc. Common Stock

Ladies and Gentlemen:

         We have acted as counsel to EMCEE Broadcast Products, Inc., a Delaware corporation (the "Company"), in connection with the above-captioned prospectus and registration statement relating to 800,000 shares of the Company's common stock, par value $.01-2/3, delivered or to be delivered to CopperGlass Optical Solutions, Inc. ("CopperGlass") and Quaker Capital Partners I, L.P. ("Quaker Capital"), as described in the prospectus part of the registration statement. In connection therewith, we have examined the originals, or copies thereof identified to our satisfaction, of such corporate records of the Company and such other documents, records, opinions and papers as we have deemed necessary or appropriate for the purpose of this opinion.

         Authorized but unissued or treasury shares of Company common stock may be issued or delivered to CopperGlass and Quaker Capital.

         Based on the foregoing, we are pleased to advise you that in our opinion, the 800,000 shares of Company common stock being registered pursuant to the registration statement to which this opinion is an exhibit for issuance or delivery to CopperGlass and Quaker Capital have been duly authorized. Further, upon acquisition by CopperGlass and Quaker Capital, such shares of Company common stock will be validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the registration statement and to the use of our name and this opinion in the prospectus and registration statement.

                              Very truly yours,

                              LAPUTKA, BAYLESS, ECKER & COHN, P.C.


                              /s/ Laputka, Bayless, Ecker & Cohn, P.C.

LBEC:ljd

                                                                 EXHIBIT 15


                              August 28, 2001


EMCEE Broadcast Products, Inc.
 and Subsidiaries
P.O. Box 68
White Haven, PA 18661


     We have reviewed, in accordance with standards established by the American Institute of Certified Public Accountants, the unaudited interim financial information of EMCEE Broadcast Products, Inc. and Subsidiaries for the periods ended June 30, 2001 and 2000, as indicated in our report dated August 9, 2001; because we did not perform an audit, we express no opinion on that information.

     We are aware that our report referred to above, which was included in your quarterly report on Form 10-QSB for the quarter ended June 30, 2001 and 2000, is being used in this Registration Statement.

     We are also aware that the aforementioned report, pursuant to Rule
436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act of 1933.

                              Very truly yours,

                              KRONICK KALADA BERDY & CO., P.C.


                              /s/ Kronick Kalada Berdy & Co., P.C.

KKB:ljd

                                                                 EXHIBIT 23

                  INDEPENDENT AUDITORS' CONSENT


                              August 28, 2001


Board of Directors
EMCEE BROADCAST PRODUCTS, INC.
P.O. Box 68
White Haven, PA 18661


     We consent to the use in this Registration Statement (relating to 800,000 shares of Common Stock) of EMCEE Broadcast Products, Inc. and Subsidiaries on Form SB-2 of our report dated June 26, 2001, appearing in such prospectus, which is a part of the Registration Statement, and to the reference to us under the heading "Experts" in the prospectus.

                              Very truly yours,

                              KRONICK KALADA BERDY & CO., P.C.


                              /s/Kronick Kalada Berdy & Co., P.C.

KKB:ljd

                                                                 EXHIBIT 23



                        COUNSEL'S CONSENT

     The consent of legal counsel, Laputka, Bayless, Ecker & Cohn, P.C., is set forth in Exhibit No. 5.